Exhibit 10.15

281 ALBANY STREET

CAMBRIDGE, MASSACHUSETTS

LEASE SUMMARY SHEET

Execution Date:	February 12, 2010

Tenant:	Aileron Therapeutics, Inc., a Delaware corporation

Tenant’s Mailing Address Prior to Occupancy:	840 Memorial Drive Cambridge, MA 01239

Landlord:	Massachusetts Institute of Technology, a Massachusetts charitable corporation

Building:	281 Albany Street, Cambridge, Massachusetts. The Building consists of approximately 31,768 rentable square feet. The land on which the Building is located (the “Land”) is more particularly described in Exhibit 2 attached hereto and made a part hereof (such land, together with the Building, are hereinafter collectively referred to as the “Property”).

Premises:	Approximately 24,245 rentable square feet of space on the first (1st) floor of the Building, as more particularly shown as hatched, highlighted or outlined on the plan attached hereto as Exhibit 1 and made a part hereof (the “Lease Plan”).

Commencement Date:	The date on which Landlord delivers the Premises to Tenant with Landlord’s Work Substantially Complete (as such terms are hereinafter defined).

Expiration Date:	The last day of the 5th Rent Year[1].

Extension Term:	Subject to Section 1.2 below, one (1) extension term of five (5) years.

Permitted Uses:	Subject to Legal Requirements, general office, research, development and laboratory use, and other ancillary uses related to the foregoing.

Base Rent:

RENT YEAR	ANNUAL BASE RENT	MONTHLY PAYMENT
1	$731,000.00	$60,916.67
2	$907,324.00	$75,610.33
3	$1,157,698.75	$96,474.90
4	$1,181,943.75	$98,495.31
5	$1,206,188.75	$100,515.73

[1]	For the purposes of this Lease, the first “Rent Year” shall be defined as the period commencing as of the Commencement Date and ending on the last day of the month in which the first (1st) anniversary of the Commencement Date occurs; provided, however, that if the Commencement Date is the first day of a calendar month, then the first Rent Year shall be defined as the twelve-(12)-month period commencing as of the Commencement Date and ending on the day immediately preceding the first (1st) anniversary of the Commencement Date. Thereafter, “Rent Year” shall be defined as any twelve (12) month period during the term of this Lease commencing on the first (1st) day of the month following the month in which any anniversary of the Commencement Date occurs.

Operating Costs and Taxes: See Sections 5.2 and 5.3

Tenant’s Share:

RENT YEAR	TENANT’S SHARE
1	53.51%
2	64.91%
3 - 5	76.32%

Security Deposit/ Letter of Credit:	$776,250.00

EXHIBIT 1	LEASE PLAN

EXHIBIT 2	LEGAL DESCRIPTION

EXHIBIT 3	LANDLORD’S WORK

EXHIBIT 3A	LEASE MATRIX

EXHIBIT 3B	ELEVATION PLAN

EXHIBIT 4	RULES AND REGULATIONS

EXHIBIT 5	FORM OF LETTER OF CREDIT

EXHIBIT 6	TENANT’S HAZARDOUS MATERIALS

EXHIBIT 7	LIST OF ENVIRONMENTAL REPORTS

THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1. LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

1.1 Lease Grant. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and any duly exercised Extension Terms are hereinafter collectively referred to as the “Term”).

1.2 Extension Terms.

(a) Provided (i) Tenant, an Affiliated Entity (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying at least sixty percent (60%) of the Premises originally leased hereunder, and (ii) no Event of Default has occurred and is continuing (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the applicable Extension Term (hereinafter defined), Tenant shall have the option to extend the Term for one (1) additional term of five (5) years (the “Extension Term”), commencing as of the expiration of the Initial Term. Tenant must exercise such option to extend by giving Landlord written notice (the “Extension Notice”) on or before the date that is ten (10) months prior to the expiration of the Initial Term of this Lease, time being of the essence. Upon the timely giving of such notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during the Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises and Tenant shall have no further right to extend the Term. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term. Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self-executing, the parties shall promptly execute a lease amendment reflecting such Extension Term after Tenant exercises such option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b) The Base Rent during the Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter. Extension Term Base Rent shall be the greater of (i) Base Rent for the last Rent Year of the prior term, or (ii) the fair market rental value of the Premises as of the commencement of the Extension Term as determined in accordance with the process described below, for new leases of combination laboratory and office space in the East Cambridge area of equivalent quality, size, utility and location, taking into account the length of the Extension Term and the provisions of Section 5.2 and 5.3 hereof. Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the Extension Term. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”). If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c) If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c). In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser or commercial real estate broker (respectively, “Landlord’s

Appraiser” and “Tenant’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment. All of the appraisers selected shall be individuals with at least ten (10) years’ commercial experience in the area in which the Premises are located involving properties comparable to the Property, appraisers shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, provided, however, that the determination by Landlord’s Appraiser may be no greater than Landlord’s initial determination of the Extension Term Base Rent, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure and shall use its good-faith professional judgment in accordance with prevailing appraisal standards). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within ten (10) business days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent. The Third Appraiser’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser and shall share equally in the cost of the Third Appraiser.

1.3 Notice of Lease. Neither party shall record this Lease, but each of the parties hereto agrees to join in the execution, in recordable form, of a statutory notice of lease and/or written declaration in which shall be stated the Commencement Date, the length of the Extension Term and the Expiration Date, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Registry District of the Land Court, as appropriate (collectively, the “Registry”) at Tenant’s sole cost and expense. If a notice of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall promptly execute and deliver the same to Landlord for Landlord’s execution and recordation with the Registry. If Tenant fails to deliver the executed notice of termination of lease within ten (10) days of receipt thereof, time being of the essence, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact to execute the same, such appointment being coupled with an interest.

1.4 Appurtenant Rights.

(a) Common Areas.

(i) Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the following areas (such areas are hereinafter referred to as the “Common Areas”): (i) the common lobbies, loading docks, hallways and stairways of the Building serving the Premises, (ii) common walkways necessary for access to the Building, (iii) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities of such floor; and (iv) other areas (not within the Premises) reasonably designated by Landlord from time to time for the common use of tenants of the Building; and no other appurtenant rights or easements except as otherwise expressly provided herein. No animals, animal waste, food or supplies relating to the animals maintained from time to time in the Premises shall be transported within the Building except as provided in this Section 1.4. All deliveries of animals or animal food or supplies to Tenant at the Building shall be made prior to 11:00 a.m. No transportation of animals, animal waste, food or supplies within the Building shall occur between the hours of 11:00 a.m. and 1:00 p.m. At all times that animals are transported within the Common Areas, they shall be transported in an appropriate cage or other container. Landlord shall use commercially reasonable efforts to enforce the same restrictions contained in this Section 1.4(a) relating to the transportation of animals, animal waste, food and supplies against all other tenants of the Building.

(ii) Until the Loading Dock is relocated as described in Section 3.6 below, and so long as Tenant occupies at least sixty percent (60%) of the Building, Tenant shall have the right to reasonably control access to the loading dock serving the Building so long as Tenant shall provide other tenants and occupants of the Building (“Other Occupants”) with access to such loading dock as reasonably required from time to time, subject to such reasonable terms and conditions as Tenant shall reasonably require including, without limitation, all restrictions on the use of the loading dock that are applicable to Tenant hereunder. Notwithstanding the foregoing, so long as access to the loading dock is provided to Other Occupants through the Premises prior to the relocation of such loading dock, Tenant shall have the right to require that (A) Other Occupants provide at least twenty-four (24) hours’ notice prior to accessing the loading dock, and (B) a senior representative of Tenant accompany Other Occupants and their employees, agents and contractors or anyone acting on their behalf at all times during such access through the Premises. No access will be permitted if a Tenant representative is reasonably unavailable, Tenant hereby agreeing to use good faith reasonable efforts to make such a representative available upon the notice specified hereunder. Until the loading dock is relocated, Landlord shall require Other Occupants who will have access to the loading dock through the Premises to (1) name Tenant as an additional insured on liability insurance policies in amounts at least as great as those required of Tenant under this Lease, and (2) defend, indemnify and save Tenant harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from access to the loading dock through the Premises except to the extent caused by the negligence or willful misconduct of any of the Tenant Parties.

(b) Parking. During the Term, Landlord shall, subject to the terms hereof, make available the number of parking spaces equal to Tenant’s Allocated Parking Spaces (hereinafter defined) for Tenant’s use in the surface parking areas serving the Building. For purposes hereof, “Tenant’s Allocated Parking Spaces” shall mean a whole number (i) that is no less than twelve (12) and no greater than twenty-four (24), and (ii) specified by Tenant in a written notice to Landlord on or before the Commencement Date, time being of the essence (it being understood and agreed that if Tenant does not timely provide such notice, Tenant’s Allocated Parking Spaces shall be twelve (12)). Tenant shall have the right to reduce the number of Tenant’s Allocated Parking Spaces by providing at least thirty (30) days’ prior written notice to Landlord, but in no event shall Tenant’s Allocated Parking Spaces be less than twelve (12) unless Landlord allocates such spaces to others pursuant to this Section 1.4(b). If Tenant wishes to increase Tenant’s Allocated Parking Spaces, Tenant shall send written notice to Landlord indicating the number of additional spaces desired, and subject to availability (as determined by Landlord in its sole but reasonable discretion), Landlord shall allow Tenant to increase Tenant’s Allocated Parking Spaces; provided, however, that in no event shall Tenant’s Allocated Parking Spaces be greater than twenty-four (24). The number of parking spaces in the surface parking areas reserved for Tenant, as modified pursuant to this Lease or as otherwise permitted by Landlord, are hereinafter referred to as the “Parking Spaces.” Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees of Tenant occupying the Premises or to a Successor (hereinafter defined), an Affiliated Entity (hereinafter defined) or a transferee pursuant to an approved Transfer under Section 13 of this Lease. Tenant shall pay Landlord (or at Landlord’s direction, directly to the parking operator) for the Parking Spaces at the then-current prevailing rate, as such rate may vary from time to time. As of the Execution Date, the monthly charge for parking is Two Hundred Dollars ($200) per Parking Space per month. Landlord shall provide written notice of any change in the prevailing rate at least thirty (30) days prior to the effective date of such change. If, for any reason, Tenant shall fail timely to pay the charge for any of said Parking Spaces, and if such default continues for ten (10) days after written notice thereof, Tenant shall have no further right to the Parking Spaces for which Tenant failed to pay the charge under this Section 1.4(b) and Landlord may allocate such Parking Spaces for use by other tenants of the Property free and clear of Tenant’s rights under this Section 1.4(b). Said Parking Spaces will be on an unassigned, non-reserved basis, and shall be subject to such reasonable rules and regulations as may be in effect for the use of the parking areas from time to time (including, without limitation, Landlord’s right, without additional charge to Tenant above the prevailing rate for Parking Spaces, to institute a valet or attendant-managed parking system). In the event that Tenant desires to use more than twenty-four (24) parking spaces, Tenant may, by written notice to Landlord, request the right to use additional spaces on other properties owned and/or controlled by

Landlord. If Landlord determines, in its sole and absolute discretion, that such spaces are available for Tenant’s use, then subject to Legal Requirements then in existence, Landlord may make such spaces available for Tenant’s use on a month-to-month tenant-at-will basis, and Tenant shall pay Landlord (or at Landlord’s direction, directly to the parking operator) for such parking spaces at the then-current prevailing rate, as such rate may vary from time to time. Said parking spaces will also be on an unassigned, non-reserved basis, and shall be subject to such reasonable rules and regulations as may be in effect for the use thereof from time to time.

(c) Rooftop Premises. During the Term, Tenant may, by written notice to Landlord, request the right to use a portion of the penthouse and/or rooftop of the Building. Subject to Landlord’s determination, in its reasonable discretion, that space in the penthouse and/or on the roof is available for Tenant’s use, Tenant shall have the right to use the portion of the penthouse and/or rooftop designated by Landlord (each, or collectively if applicable, the “Equipment Space”) for the installation of certain equipment approved by Landlord and purchased and installed by Tenant in accordance with Section 11 below (any equipment installed within the Equipment Space, as the same may be modified, altered or replaced during the Term, is collectively referred to herein as “Tenant’s Equipment”); provided, however, that if Tenant requests and is granted the right to use any space in the penthouse, the rentable square footage of the Premises and Tenant’s Share shall be appropriately increased as reasonably determined by Landlord, and Landlord and Tenant shall promptly execute a lease amendment reflecting such increased square footage and Tenant’s Share. Landlord’s approval of such equipment shall not be unreasonably withheld, conditioned or delayed provided Tenant demonstrates to Landlord’s reasonable satisfaction that the proposed equipment (i) does not interfere with any base building equipment operated by Landlord; (ii) will not affect the structural integrity of the Building or impact the roof or the roof membrane in any manner; (iii) shall be adequately screened, if applicable, so as to minimize the visibility of such equipment; and (iv) shall be adequately sound-proofed to meet all requirements of Legal Requirements and Landlord’s specified maximum decibel levels for equipment operations. Tenant shall not install or operate Tenant’s Equipment until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof. In addition, Tenant shall comply with all reasonable construction rules and regulations promulgated by Landlord in connection with the installation, maintenance and operation of Tenant’s Equipment. Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service, to the Equipment Space or to Tenant’s Equipment, provided, however, that Tenant shall have access to any services to the extent provided by Landlord to the roof or penthouse, at Tenant’s sole cost and expense. Tenant shall be responsible for the cost of repairing and maintaining Tenant’s Equipment and the cost of repairing any damage to the Building, or the cost of any necessary improvements to the Building, caused by or as a result of the installation, replacement and/or removal of Tenant’s Equipment. Landlord makes no warranties or representations to Tenant as to the suitability of the Equipment Space for the installation and operation of Tenant’s Equipment. If any work performed by or on behalf of Tenant on the roof of the Building, including without limitation the installation and maintenance of Tenant’s Equipment, damages the roof or invalidates or adversely affects any warranty (and provided that, upon Tenant’s request, Landlord shall provide Tenant with a copy of any such warranty at the time of Landlord’s approval of Tenant’s Equipment), Tenant shall be fully responsible for the cost of repairs (and any subsequent repairs to the roof to the extent that any warranty is invalidated or adversely affected); it being acknowledged and agreed that, notwithstanding anything to the contrary contained herein, Landlord’s waiver contained in Section 14.5 below shall not apply to the cost of any such repairs. In the event that at any time during the Term, Landlord determines, in its sole but bona fide business judgment, that the operation and/or periodic testing of Tenant’s Equipment interferes with the operation of the Building or the business operations of any of the occupants of the Building, then Tenant shall, upon notice from Landlord, cause all further testing of Tenant’s Equipment to occur after normal business hours (hereinafter defined).

1.5 Tenant’s Access. From and after the Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to Legal Requirements, the Rules and Regulations, the terms of this Lease and matters of record.

1.6 Exclusions. The following are expressly excluded from the Premises and reserved to Landlord: all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.4(a) above.

2. RIGHTS RESERVED TO LANDLORD

2.1 Additions and Alterations. Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there be no material obstruction of access to, or material interference with the use and enjoyment of, the Premises by Tenant and that none of said changes, alterations, additions, improvements, repairs or replacements shall materially reduce the rentable area of the Premises or materially reduce the amenities available as of the Commencement Date at the Property, if any. Except in the event of an emergency, Landlord shall use commercially reasonable efforts to provide reasonable notice to Tenant prior to any such changes, alterations, additions, improvements, repairs or replacements. Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

2.2 Additions to the Property. Landlord may at any time or from time to time construct additional improvements in all or any part of the Property, including, without limitation, adding additional buildings or changing the location or arrangement of any improvement in or on the Property or all or any part of the Common Areas, or add or deduct any land to or from the Property; provided that, in connection with the exercise of the foregoing reserved rights, there shall be no (a) increase in Tenant’s obligations, (b) reduction in services provided and amenities available to Tenant as of the Commencement Date at the Property, if any, or (c) material interference with Tenant’s rights under this Lease.

2.3 Name and Address of Building. Landlord may, with the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed (and which shall not be withheld in the event such change is required or requested by any governmental authority, entity or agency), change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof. Within thirty (30) days after receipt of a reasonably detailed invoice, Landlord shall reimburse Tenant for up to $5,000 of the reasonable out-of-pocket costs incurred by Tenant in connection with any such change. Nothing contained in this Section 2.3 shall be construed to limit Tenant’s signage rights under Section 12.

2.4 Change in Tenant’s Share. Should Landlord’s exercise of the rights provided in Sections 2.1 and 2.2 result in an increase in the rentable square footage of the Building, Tenant’s Share shall be adjusted accordingly.

2.5 Landlord’s Access. Subject to the terms hereof, Tenant shall (a) upon as much advance notice as is practical under the circumstances, and in any event at least twenty-four (24) hours’ prior written notice (except that no notice shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and their agents, employees and contractors, to have reasonable access to and to enter upon the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including without limitation the right to take upon or through, or to keep and store within the Premises all necessary materials, tools and equipment), it being understood and agreed that Tenant shall have the right to have a Tenant employee or representative present during such access; (b) permit Landlord and its agents and employees, at reasonable times, upon reasonable advance notice, to show the Premises during normal business hours (i.e. Monday – Friday 8 A.M. - 6 P.M., Saturday 8 A.M. – 3 P.M.) to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last ten (10) months of the Term, prospective tenants, it being understood and agreed that Tenant shall have the right to have a Tenant employee or representative present during such access; and (c) upon reasonable prior written notice from Landlord, permit Landlord and its agents, at Landlord’s sole cost and expense, to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises and the Land, it being understood that (i) Tenant shall have the right to have a Tenant employee or representative present during such access, (ii) Landlord shall repair any damage arising as a result of the Site Assessments and return the Premises to the same condition they were in immediately prior to the Site Assessments, and (iii) such Site Assessments may include both above and below the ground testing and such other tests as may be necessary or appropriate to conduct the Site Assessments. Notwithstanding the foregoing, Landlord may not enter into the laboratory space without a representative of Tenant (A) except in case of emergency, or (B) unless Tenant repeatedly fails to make a representative available during such access after having received the notice required under this Section 2.5, Tenant hereby agreeing to use good faith efforts to make such a representative available (it being understood and agreed that if Tenant fails to make such a representative available after having received the notice required under this Section 2.5, Tenant shall, within thirty (30) days after demand therefor, reimburse Landlord for Landlord’s reasonable costs and expenses incurred as a result thereof). Without derogating from Landlord’s rights hereunder, Landlord shall exercise due regard and caution during any such access to the laboratory space.

2.6 Pipes, Ducts and Conduits. Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not materially reduce the floor area of, materially adversely affect the appearance of, or materially adversely affect Tenant’s use and enjoyment of, the Premises.

2.7 Minimize Interference. Except in the event of an emergency, Landlord shall use commercially reasonable efforts to (a) provide Tenant with reasonable advance notice prior to the exercise of any of the foregoing rights under this Section 2, and (b) minimize any interference with Tenant’s business operations and use and occupancy of the Premises in connection with the exercise any of the foregoing rights under this Section 2.

3. CONDITION OF PREMISES; CONSTRUCTION.

3.1 Condition of Premises. Subject to Landlord’s obligation to perform Landlord’s Work (hereinafter defined), and subject to Landlord’s obligations set forth in Exhibit 3 attached hereto, Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord. Tenant shall have the right to request Landlord’s consent to changes to the plans for Landlord’s Work, provided (a) any increase in the cost of Landlord’s Work arising from any such change, as reasonably determined by Landlord, shall be paid by Tenant within thirty (30) days after demand therefor, (b) any delays in the Substantial Completion of Landlord’s Work arising from any such change, as reasonably determined by Landlord, shall be deemed Tenant Delays hereunder, and (c) such request for consent of any such change must be delivered to Landlord prior to the date on which the design/development drawings are finalized.

3.2 Landlord’s Work. Subject to delays due to governmental regulation, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control, provided that any of the above-described conditions apply to property owners generally and not to Landlord or the Property in particular, (collectively “Landlord’s Force Majeure”)

and subject to any act or omission by Tenant and/or Tenant’s agents, servants, employees, consultants, contractors, subcontractors, licensees and/or subtenants (collectively with Tenant, the “Tenant Parties”) which causes an actual delay in the performance of Landlord’s Work (a “Tenant Delay”), Landlord, at Landlord’s sole cost and expense, shall use good faith diligent efforts in the construction of the work more particularly described in Exhibit 3 attached hereto (“Landlord’s Work”) as to have Landlord’s Work Substantially Completed on or before September 30, 2010 (the “Outside Delivery Date”), but Tenant shall have no claim against Landlord for failure to Substantially Complete construction of Landlord’s Work, except as expressly set forth in Section 3.4 below.

3.3 Punchlist Items. Promptly following delivery of the Premises to Tenant with Landlord’s Work Substantially Complete, Landlord and Tenant shall inspect the Premises and mutually prepare a list (the “Punchlist”) of outstanding items which do not materially interfere with the operation of Tenant’s business in the Premises or the occupancy of the Premises for the Permitted Use hereunder (the “Punchlist Items”). For purposes hereof, Landlord’s Work shall be deemed “Substantially Complete” and “Substantial Completion” shall be deemed to have occurred if Landlord’s Work has been completed except for the Punchlist Items. Subject to Landlord’s Force Majeure and Tenant Delays, Landlord shall, unless otherwise specified on the Punchlist, complete all Punchlist Items within sixty (60) days of the date of the Punchlist. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations and use and occupancy of the Premises in connection with completion of the Punchlist Items. To the extent the completion of any Punchlist Items materially, and adversely interferes with Tenant’s business operations and use and occupancy of the Premises, Landlord shall endeavor to perform such Punchlist items after normal business hours when possible.

3.4 Timing of Delivery.

(a) Subject to Tenant Delays and Landlord’s Force Majeure, if Landlord’s Work is not Substantially Complete by the Outside Delivery Date, Landlord shall, within thirty (30) days after demand (which demand shall include a reasonably detailed calculation of the amounts payable hereunder, as well as copies of any invoices or other demands made by Tenant’s current landlord for such amounts), reimburse Tenant for up to Two Thousand Four Hundred Seventy-Five and no/100 Dollars ($2,475.00) for each day between the Outside Delivery Date, as the same may be extended by any Tenant Delay or Landlord’s Force Majeure, and the actual date on which Landlord’s Work is Substantially Completed to the extent that Tenant is required to pay such amounts to Tenant’s current landlord pursuant to the terms of its current lease at 840 Memorial Drive, Cambridge. If Landlord fails to timely reimburse Tenant for such amounts, Tenant shall have the right to deliver to Landlord a notice (a “Reminder Notice”) in the manner listed in Section 24 of this Lease. The Reminder Notice shall be delivered in an envelope that conspicuously states the following in bold caps “NOTICE REQUIRING TIMELY RESPONSE” and shall include (i) an explicit statement that the Reminder Notice is a “Reminder Notice” as provided in this Section 3.4 of the Lease, (ii) a copy of the initial request for reimbursement (as well as all back-up information related thereto), and (iii) an explicit statement that the failure to reimburse Tenant as required hereunder will trigger the provisions of this Section 3.4 for Tenant’s offset right. If Landlord fails to reimburse Tenant for the amounts specified herein within thirty (30) days after receipt of the Reminder Notice, Tenant shall have the right, upon prior written notice to Landlord, to credit such amounts against the next following installment(s) of Base Rent due hereunder.

(b) Subject to Tenant Delays and Landlord’s Force Majeure, if Landlord’s Work is not Substantially Complete by the date which is sixty (60) days after the Outside Delivery Date, Tenant shall have the right, by at least thirty (30) days’ prior written notice to Landlord, to terminate this Lease; provided, however, if Landlord’s Work is Substantially Complete within thirty (30) days after Landlord’s receipt of such termination notice, such termination notice shall be deemed null and void and this Lease shall continue in full force and effect.

(c) The remedies set forth in this Section 3.4 are Tenant’s sole and exclusive rights and remedies based upon any delay in the performance of Landlord’s Work.

3.5 Warranty. Subject to the terms of this Section 3.5, Landlord warrants that the materials and workmanship comprising Landlord’s Work will be free from defects or deficiencies. Any portion of Landlord’s Work not conforming to the previous sentence may be considered defective. Landlord’s warranty excludes remedy for damage or defect caused by abuse, modifications not made by Landlord or any Landlord Party, improper or insufficient maintenance to the extent that such maintenance is not the responsibility of Landlord hereunder, or normal wear and tear and normal usage. Landlord agrees that it shall, without cost to Tenant, correct any portion of Landlord’s Work which is found to be defective promptly following the date that Tenant gives Landlord written notice (a “Defect Notice”) of such defective condition, provided that the Defect Notice is delivered to Landlord on or before the date (the “Warranty Expiration Date”) that is one year following the Commencement Date, time being of the essence. Landlord’s obligations under this Section 3.5 shall expire on the Warranty Expiration Date and be of no further force and effect except with respect to any defects or deficiencies in Landlord’s Work disclosed in any Defect Notice delivered before the Warranty Expiration Date.

3.6 Loading Dock. Landlord hereby agrees to apply for, and use good faith efforts to obtain, such unconditional permits, licenses and/or approvals that may be required in order to relocate the loading dock serving the Building to substantially the location shown on the Lease Plan. If any such application is denied, or Landlord determines in its sole but reasonable discretion that any conditions to such permits, licenses or approvals are unacceptable, then so long as Landlord shall have used good faith efforts as required under this Section 3.6, Landlord’s obligations under this Section 3.6 shall cease and be of no further force and effect.

4. USE OF PREMISES

4.1 Permitted Uses. During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed.

4.2 Prohibited Uses.

(a) Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination laboratory, research and development and office building and the Permitted Uses) shall (a) impair the appearance or reputation of the Building; (b) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (c) occasion discomfort, inconvenience or annoyance in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind, including without limitation Tenant’s Equipment, which, in the reasonable judgment of Landlord, will cause any such impairment, interference, discomfort, inconvenience, annoyance or injury), or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (d) cause harmful air emissions, laboratory odors or noises or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office, research, development and laboratory facility; (v) for any fermentation processes whatsoever other than processes involving recombinant DNA; or (vi) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder.

(b) With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not: (i) place or maintain any signage (except as set forth in Section 12 below), trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with the use of any driveway, corridor, footwalk, parking area, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; or (vi) except in connection with Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building.

(c) Tenant shall not use the name of Landlord or any of Landlord’s affiliates or subsidiaries, or any adaptation, abbreviation or derivative thereof, or any seals, marks, symbols or logos thereof, in any publicity, promotion, trailer, press release, advertising, printed or display materials without the prior written consent of Landlord. SUCH PERMISSION IS RARELY GRANTED.

5. RENT; ADDITIONAL RENT

5.1 Base Rent. During the Term, Tenant shall pay to Landlord Base Rent in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month. Unless otherwise expressly provided herein, the payment of Base Rent, additional rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Commencement Date, and shall be prorated for any partial months. Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

5.2 Operating Costs.

(a) “Operating Costs” shall mean all reasonable out-of-pocket costs incurred and expenditures of whatever nature made by Landlord in the operation, management, repair, replacement, maintenance and insurance of the Property or allocated to the Property, including without limitation any costs for utilities supplied to the Common Areas, and any costs for repair and replacements, cleaning and maintenance of the Common Areas, related equipment, facilities and appurtenances and HVAC equipment, a management fee paid to Landlord’s property manager not in excess of management fees paid at other first-class combination office and laboratory facilities in the East Cambridge area., the costs of Landlord’s management office, the cost of operating any amenities in the Property available to all tenants of the Property and any subsidy provided by Landlord for or with respect to any such amenity. To the extent that a cost included in Operating Costs is also allocable to property other than the Property, such cost shall be equitably allocated to each parcel of property which benefits from such cost. Building Operating Costs shall not include Excluded Costs (hereinafter defined).

(b) Intentionally Omitted.

(c) “Excluded Costs” shall be defined as (i) any mortgage charges (including interest, principal, points and fees); (ii) brokerage commissions; (iii) salaries of executives and owners not directly employed in the management/operation of the Property; (iv) the cost of work done by Landlord for a particular tenant; (v) subject to Subsection 5.2(i) below, such portion of expenditures as are not properly chargeable against income; (vi) the costs of Landlord’s Work and any contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) maintenance and repair of capital items not a part of the Building or the Property; (xi) depreciation of the Building; (xii) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xiii) advertising and other fees and costs incurred in procuring tenants; (xiv) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xv) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (xvi) costs incurred due to the negligence of Landlord or its employees, agents or contractors; and (xvii) capital expenditures except as otherwise expressly included herein.

(d) “Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA Bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

(e) “Annual Charge-Off” shall be defined as the annual amount of principal and interest payments which would be required to repay a loan (“Capital Loan”) in equal monthly installments over the Useful Life (hereinafter defined), of the capital item in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, where the initial principal balance is the reasonable cost of the capital item in question.

(f) “Useful Life” shall be reasonably determined by Landlord in accordance with sound accounting principles and practices consistently applied. Notwithstanding the foregoing, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Operating Costs including, without limitation, energy-related costs, and that such annual projected savings will exceed the Annual Charge-Off of Capital Expenditures computed as aforesaid, then and in such event, the Annual Charge-Off shall be determined based upon a Useful Life which would cause the principal and interest payments in a full repayment of the Capital Loan in question to equal the amount of projected savings of such Useful Life.

(g) Payment of Operating Costs. Tenant shall pay to Landlord, as additional rent, Tenant’s Share of Operating Costs. Landlord may make a good faith estimate of Tenant’s Share of Operating Costs for any fiscal year or part thereof during the term, and Tenant shall pay to Landlord, on the Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Costs for such fiscal year and/or part thereof divided by the number of months therein. Landlord may in good faith estimate and re-estimate Tenant’s Share of Operating Costs and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each fiscal year.

(h) Annual Reconciliation. Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement of the actual amount of Operating Costs for such fiscal year (“Year End Statement”). Failure of Landlord to provide the Year End Statement within one (1) year after the end of the fiscal year in question shall result in a waiver by Landlord of the right to seek an adjustment of Operating Costs. If the total of such monthly remittances on account of any fiscal year is greater than Tenant’s Share of Operating Costs actually incurred for such fiscal year, then, provided there is no Event of Default nor any event relating to the payment of Rent which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder (it being understood and agreed that Tenant may take such credit after any such default is cured so long as such cure is effectuated prior to the expiration of applicable notice and/or cure periods), except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate of Operating Costs for the next fiscal year shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs. The provisions of this Section 5.2(h) shall survive the expiration or earlier termination of this Lease.

(i) Capital Expenditures. If, during the Term, Landlord shall replace any capital items or make any capital expenditures (collectively, “Capital Expenditures”) the total amount of which (net of any warranty claims) is not properly includable in Operating Costs for the fiscal year in which they were made, in accordance with sound accounting principles and practices consistently applied in effect at the time of such replacement, there shall nevertheless be included in such Operating Costs (and in Operating Costs for each succeeding fiscal year) the amount, if any, by which the Annual Charge-Off (determined as hereinafter provided) of such Capital Expenditure (less insurance proceeds, if any, collected by Landlord by reason of damage to, or destruction of the capital item being replaced) exceeds the Annual Charge-Off of the Capital Expenditure for the item being replaced. If a new capital item is acquired which does not replace another capital item, and such new capital item being acquired is either (i) required by any Legal Requirements enacted after the Execution Date or (ii) reasonably projected to reduce Operating Costs, then there shall be included in Operating Costs for each fiscal year in which and after such capital expenditure is made the Annual Charge-Off of such capital expenditure.

(j) Part Years. If the Commencement Date or the Expiration Date occurs in the middle of a fiscal year, Tenant shall be liable for only that portion of the Operating Costs with respect to such fiscal year within the Term.

(k) Gross-Up. If, during any Operating Year, less than 95% of the Building is occupied by tenants or if Landlord was not supplying all tenants with the services being supplied to Tenant hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was 95% occupied and such services were being supplied to all tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such Operating Year. It is not the intent of this provision to permit Landlord to charge Tenant for any Operating Costs attributable to unoccupied space, or to seek reimbursement from Tenant for costs Landlord never incurred. Rather, the intent of this provision is to allow Landlord to recover only those Operating Costs properly attributable to occupied space in the Building and this provision is designed to calculate the actual cost of providing a variable operating expense service to the portions of the Building receiving such service. This “gross up” treatment shall be applied only with respect to variable Operating Costs arising from services provided to Common Areas or to space in the Building being occupied by tenants (which services are not provided to vacant space or may be provided only to some tenants) in order to allocate equitably such variable Operating Costs to the tenants receiving the benefits thereof.

(l) Audit Right. Provided there is no Event of Default nor any event relating to the payment of Rent which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may, upon at least sixty (60) days’ prior written notice, inspect or audit Landlord’s records relating to Operating Costs for any periods of time within the previous fiscal year before the audit or inspection (provided, however, that Tenant may perform such audit or inspection after any such default is cured so long as such cure is effectuated prior to the expiration of applicable notice and/or cure periods). However, no audit or inspection shall extend to periods of time before the Commencement Date. If Tenant fails to object to the calculation of Tenant’s Share of Operating Costs on the Year-End Statement within ninety (90) days after such statement has been delivered to Tenant and/or fails to complete any such audit or inspection within one hundred eighty (180) days after receipt of the Year End Statement, then Tenant shall be deemed to have waived its right to object to the calculation of Tenant’s Share of Operating Costs for the year in question and the calculation thereof as set forth on such statement shall be final. Tenant’s audit or inspection shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection, provided, however, that if such audit discloses that Tenant has been overcharged by more than five percent (5%), Landlord shall reimburse Tenant for up to Five Thousand Dollars ($5,000) of Tenant’s reasonable out-of pocket costs incurred in connection with such audit. Tenant may not conduct an inspection or have an audit performed more than once during any fiscal year. If such inspection or audit reveals that an error was made in the calculation of Tenant’s Share of Operating Costs previously charged to Tenant, then, provided there is no Event of Default nor any event relating to the payment of Rent which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder (it being understood and agreed that Tenant may take such credit after any such default is cured so long as such cure is effectuated prior to the expiration of applicable notice and/or cure periods), except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If such inspection or audit reveals an underpayment by Tenant, then Tenant shall pay to Landlord, as additional rent hereunder, any underpayment of any such costs, as the case may be, within thirty (30) days after receipt of an invoice therefor. Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (C) which executes Landlord’s standard confidentiality agreement whereby it shall agree to maintain the results of such audit or inspection confidential. The provisions of this Section 5.2(l) shall survive the expiration or earlier termination of this Lease.

5.3 Taxes.

(a) “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Property, and upon any personal property of Landlord used in the operation of the Property, or on Landlord’s interest in the Property or such personal property; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Property; service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Property or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities. Taxes shall not include any interest or penalties resulting from the late payment of Taxes by Landlord nor any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Property, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Property were the only real estate owned by Landlord. “Taxes” shall also include reasonable expenses (including without limitation legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies.

(b) “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c) Payment of Taxes. Tenant shall pay to Landlord, as additional rent, Tenant’s Share of Taxes. Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term based on the most recent Tax bill, a copy of which Landlord shall provide to Tenant, and Tenant shall pay to Landlord, on the Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Taxes for such Tax Period or part thereof divided by the number of months therein. Landlord may in good faith estimate and re-estimate Tenant’s Share of Taxes and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s

Share of Taxes as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period. If the total of such monthly remittances is greater than Tenant’s Share of Taxes actually due for such Tax Period, then provided there is no Event of Default nor any event relating to the payment of Rent which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Taxes due hereunder (it being understood and agreed that Tenant may take such credit after any such default is cured so long as such cure is effectuated prior to the expiration of applicable notice and/or cure periods), except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor, provided said invoice is delivered within one (1) year after the end of the Tax Period in question, which period of time shall be tolled during the duration of any tax abatement proceedings. Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes. In the event that Payments in Lieu of Taxes (“PILOT”), instead of or in addition to Taxes, are separately assessed to certain portions of the Building or the Property including the Premises, Tenant agrees, except as otherwise expressly provided herein to the contrary, to pay to Landlord, as additional rent, the portion of such PILOT attributable to the Premises in the same manner as provided above for the payment of Taxes, provided, however, in no event shall the amount payable by Tenant exceed the amount otherwise payable by Tenant under this section (i.e., the amount that would otherwise be payable were Landlord a commercial landlord owning the Property (and no other property in the City of Cambridge) and PILOT were not applicable). The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d) Abatements.

(i) Landlord may at any time contest any valuation of the Property or any part thereof, or any tax rate, or the amount of any Taxes, by legal proceedings or in such other manner as it may deem suitable. If Landlord does not so institute such a contest on or before the date which is ten (10) days before the filing deadline for such a contest, then, provided that during such Tax Period Tenant leases at least sixty percent (60%) of the Building, Tenant shall have the right, at Tenant’s sole cost and expense, to contest any valuation of the Building or the Premises, or any tax rate, or the amount of any Taxes for such Tax Period, by legal proceedings or in such other reasonable manner as it may deem suitable. If Tenant elects to institute such a proceeding, Tenant shall conduct it in the name of Tenant, or, if legally required, in the name of Landlord. If any such proceeding which Tenant elects to institute must be prosecuted in the name of Landlord, Landlord shall permit Tenant to institute and prosecute it in the name of Landlord as provided above, but Landlord shall not settle any proceeding so instituted by Tenant without Tenant’s prior written approval in each instance, which approval shall not be unreasonably withheld, conditioned or delayed. If any such proceeding is instituted in the name of Tenant with respect to the last three Tax Periods of the Term, Tenant shall not settle such proceeding without Landlord’s prior written approval in each instance, which approval shall not be unreasonably withheld, conditioned or delayed. If either party institutes such a proceeding, such party shall (A) prosecute it diligently and in good faith at all times, (B) periodically advise the non-contesting party as to the status thereof, and (C) not abandon the same without first offering to the non-contesting party the right to prosecute the same at its sole cost and expense, subject to the provisions set forth below (and in the event that the non-contesting party elects to continue such proceeding, the contesting party shall promptly assign and turn over to it the control of such proceeding, and thereafter the former contesting party shall have no further liability or responsibility in connection therewith). The non-contesting party (at no cost to the non-contesting party) shall cooperate with the contesting party to the extent reasonably necessary to enable the contesting party to institute and prosecute such proceeding including, without limitation, providing all information and documents reasonably requested by the contesting party, executing all documents necessary to accomplish the foregoing, and making such appearances as the contesting party may reasonably request. If Landlord or Tenant obtains a refund or abatement of Taxes, the parties shall first be entitled to receive reimbursement from any refund or abatement for all expenses, including reasonable attorney’s fees, incurred by it in connection with obtaining such refund or abatement.

(ii) Appropriate credit against Taxes or PILOT shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax or PILOT refund.

(e) Part Years. If the Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

(f) Landlord shall cause all Taxes to be timely paid to the taxing authority.

5.4 Late Payments.

(a) Any payment of Rent due hereunder not paid when due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of ten percent (10%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”).

(b) Additionally, if Tenant fails to make any payment within seven (7) days after the due date therefor more than once during any consecutive twelve (12) month period, Landlord may charge Tenant a fee, which shall constitute liquidated damages, equal to One Thousand and NO/100 Dollars ($1,000.00) for each such late payment.

(c) For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(d) Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid additional rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

(e) The parties agree that the late charge referenced in Section 5.4(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

5.5 No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD

AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002). SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6 Survival. Any obligations under this Section 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6. RIGHT OF FIRST REFUSAL. Landlord shall keep Tenant reasonably informed of the ongoing leasing activity relating to the second (2nd) floor of the Building. Tenant shall have a one-time right of first refusal to lease all or a portion of the second (2nd) floor of the Building (the “ROFR Premises”). If Landlord receives a written offer or letter of intent from a prospective third party tenant for the ROFR Premises which Landlord desires to accept (an “Offer”), Landlord shall give to Tenant notice of the material terms of such Offer (the “Refusal Notice”). Tenant shall have the right to lease the ROFR Premises on the terms and conditions set forth in the Offer, which right Tenant shall exercise, if at all, by giving written notice to Landlord within five (5) business days after receiving the Refusal Notice. If Tenant fails to exercise such right in a proper and timely manner, Tenant shall have no further right to the ROFR Premises and Landlord shall have the right to lease the same to any third party tenant on whatever terms and conditions Landlord may decide in its sole discretion, provided that such terms are not less than ninety percent (90%) of the net effective rent (hereinafter defined) set forth in the Refusal Notice. As used herein, the term “net effective rent” shall mean the net present value of the rent, additional rent, and other charges that would be payable to Landlord under the terms of any proposed lease for and with respect to the entire term of the proposed lease, taking into account any construction allowance, the cost of any leasehold improvements proposed to be performed by Landlord, any free rent, and any other monetary inducements payable by Landlord under such proposed lease. In the event that the ROFR Premises described in any Refusal Notice consists of less than the entire second (2nd) floor of the Building, then, notwithstanding Tenant’s election not to exercise Right of First Refusal with respect to said Refusal Notice, Tenant’s one-time right of first refusal shall remain in full force and effect with respect to the remainder of the second (2nd) floor.

7. LETTER OF CREDIT

7.1 Amount. Within ten (10) days of the execution of this Lease, Tenant shall deliver either (i) cash in the amount specified in the Lease Summary Sheet (the “Cash Security Deposit”), which shall be held by Landlord in accordance with Section 7.5 below, or (ii) an irrevocable letter of credit to Landlord which shall (a) be in the amount specified in the Lease Summary Sheet and otherwise in the form attached hereto as Exhibit 5; (b) issued by a bank reasonably acceptable to Landlord upon which presentment may be made in Boston, Massachusetts (if Landlord so requires at the time of its approval thereof); and (c) be for a term of one (1) year, subject to extension in accordance with the terms hereof (the “Letter of Credit”). The Letter of Credit shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by the Tenant to be kept and performed during the Term. In no event shall the Letter of Credit be deemed to be a prepayment of Rent nor shall it be considered a measure of liquidated damages. Unless the Letter of Credit is automatically renewing, at least thirty (30) days prior to the maturity date of the Letter of Credit (or any replacement Letter of Credit), Tenant shall deliver to Landlord a replacement Letter of Credit which shall have a maturity date no earlier than the next anniversary of the Commencement Date or one (1) year from its date of delivery to Landlord, whichever is later. In the event that the Extension Term Base Rent during any Extension Term is greater than Base Rent during the previous term, the face amount of the Letter of Credit shall be proportionately increased.

7.2 Application of Proceeds of Letter of Credit. Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within sixty (60) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, Landlord at its sole option may draw down all or a part of the Letter of Credit. The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 7.5 below. Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, or replace the Letter of Credit with a Cash Security Deposit, and Tenant’s failure to do so within ten (10) days after receipt of such written demand shall constitute an additional Event of Default hereunder. If Tenant wishes to have a different issuer for the replacement letter of credit, Landlord may request Landlord’s approval of such issuer in advance of delivering such replacement letter of credit, and Landlord shall use good faith efforts to respond to any such request promptly. The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3 Transfer of Letter of Credit. In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from and at no cost to Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof, at Landlord’s cost. If Tenant fails to deliver such amendment or replacement within thirty (30) days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.5 below.

7.4 Credit of Issuer of Letter of Credit. In event of a material adverse change in the financial position of any bank or institution which has issued the Letter of Credit or any replacement Letter of Credit hereunder, as reasonably determined by Landlord, Landlord reserves the right to require that Tenant change the issuing bank or institution to another bank or institution reasonably approved by Landlord. Tenant shall, within twenty (20) days after receipt of written notice from Landlord, which notice shall include the basis for Landlord’s reasonable belief that there has been a material adverse change in the financial position of the issuer of the Letter of Credit, replace the then-outstanding letter of credit with a like Letter of Credit from another bank or institution approved by Landlord.

7.5 Cash Proceeds of Letter of Credit. In the event that Landlord draws down all or any portion of the Letter of Credit in accordance with the provisions of this Section 7, the balance of the proceeds thereof, if any (the “Security Deposit”), shall be held by Landlord as security for Tenant’s performance of all its Lease obligations. After an Event of Default, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy. Tenant shall have the right to deliver a replacement Letter of Credit in the form and amount required hereunder, and upon receipt of such replacement Letter of Credit, Landlord shall return the Security Deposit to Tenant. Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds. If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, shall be turned over or credited to the grantee, in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

7.6 Return of Security Deposit or Letter of Credit. Upon the expiration of the Term, Landlord shall inspect the Premises, make such deductions from the Security Deposit and/or Letter of Credit as may be required to cure any defaults by Tenant and compensate Landlord for its damages hereunder and, provided there is no Event of Default, the Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall be returned to Tenant within sixty (60) days after the end of the Term.

7.7 Cash or Letter of Credit. Provided there is no Event of Default nor any event relating to the payment of Rent which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant shall have the right, from time to time during the Term, to replace (a) the Cash Security Deposit with a Letter of Credit in an equivalent amount and otherwise meeting the requirements of this Section 7 or (b) any Letter of Credit with a Cash Security Deposit in an equivalent amount and otherwise meeting the requirements of this Section 7.

8. INTENTIONALLY DELETED

9. UTILITIES, WASTE

9.1 Electricity.

(a) Charges. Commencing on the Commencement Date, Tenant shall pay all charges for electricity furnished to the Premises and any equipment exclusively serving the Premises as additional rent, based on Landlord’s reasonable estimates or any applicable metering equipment. If not separately metered, at Tenant’s request, Landlord shall provide Tenant with reasonable back-up documentation regarding the total charges and the method of allocating the charges to Tenant. If separately metered, Landlord shall maintain and keep in good order, condition and repair any such metering equipment and Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor either to Landlord or directly to the supplier thereof, at Landlord’s election.

(b) Additional Electricity Requirements. If, after the Commencement Date, Tenant shall subsequently require electric current for use in the Premises in excess of the capacity available on the Commencement Date and if in Landlord’s reasonable judgment, (i) Landlord’s facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building air conditioning systems and additional cost to Landlord on account thereof then, as the case may be, Landlord, upon written request and at the sole cost and expense of Tenant, may furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant if current therefor is available to Landlord, provided that the same (v) shall be permitted by Legal Requirements and insurance regulations, (w) shall not cause damage to the Building or the Premises, (x) shall not cause or create a dangerous or hazardous condition, (y) shall not entail excessive or unreasonable alterations or repairs, and (z) shall not interfere with or disturb other tenants or occupants of the Building. Tenant shall reimburse Landlord for such additional cost within thirty (30) days of demand therefor.

9.2 Water. Commencing on the Commencement Date, Tenant shall pay all charges for water furnished to the Premises and any equipment exclusively serving the Premises as additional rent, based on Landlord’s reasonable estimates or any applicable metering equipment.

9.3 Other Utilities. Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.

9.4 Interruption or Curtailment of Utilities.

(a) When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than twenty-four (24) hours’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

(b) Notwithstanding anything to the contrary in this Lease contained, if the Premises or a portion thereof are substantially untenantable such that, for the duration of the Interruption Cure Period (hereinafter defined), the continued operation in the ordinary course of Tenant’s business in any portion of the Premises is materially and adversely affected (the “Affected Portion”) then, provided that such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of any of the Tenant Parties, Base Rent, Operating Costs and Taxes shall thereafter be abated in proportion to such untenantability until the day such condition is completely corrected. For purposes hereof, the “Interruption Cure Period” shall be defined as seven (7) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Affected Portion. The provisions of this Section 9.4(b) shall not apply in the event of untenantability caused by fire or other casualty, or Taking (hereinafter defined), which shall be governed by Section 15 below or in the event of untenantability caused by causes beyond Landlord’s control or if Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.

9.5 Telecommunications Providers. Notwithstanding anything to the contrary herein or in this Lease contained, Landlord has no obligation to allow any particular telecommunications service provider to have access to the Building or to Premises other than Verizon (the “Approved Provider”). If Landlord permits such access, Landlord may condition such access upon (a) the execution of Landlord’s standard telecommunications agreement (which shall include a provision requiring the payment of fair market rent for any space in the Property (outside the Premises and the Equipment Space) dedicated, licensed and/or leased to such provider), and (b) the payment to Landlord by Tenant or the service provider of any costs incurred by Landlord in facilitating such access. Subject to the preceding sentence, Landlord’s consent to providing access to the Building to any service provider other than the Approved Provider shall not be unreasonably withheld, conditioned or delayed provided such access does not require any street opening permits or approvals (unless otherwise agreed to by the City of Cambridge) or would unreasonably interfere with the use of the Common Areas.

9.6 Trash Removal.

(a) Throughout the Term, Tenant shall, at its sole cost and expense: keep any garbage, trash, rubbish and refuse (collectively, “Trash”) in vermin-proof containers within the interior of the Premises until removed. Tenant shall arrange for the removal of Trash from the Premises.

(b) Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises. Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord.

10. MAINTENANCE AND REPAIRS

10.1 Maintenance and Repairs by Tenant. Tenant shall keep all and singular the Premises (including without limitation the equipment installed by Landlord) neat and clean and free of insects, rodents, vermin and other pests and, subject to Section 9.6 above, Trash, and in such good repair, order and condition as the same are in on the Commencement Date or in such better condition as the Premises may be put in during the Term, reasonable wear and tear and damage by Casualty and loss by eminent domain excepted. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the proper maintenance of all building systems, sanitary, electrical, heating, air conditioning, plumbing, security or other systems and of all equipment and appliances installed and/or operated by Tenant and/or exclusively serving the Premises.

10.2 Maintenance and Repairs by Landlord. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall keep, repair, replace and maintain in good repair, order and condition, at Landlord’s sole cost and expense (but subject to reimbursement in accordance with Section 5.2 above), the roof, Building structure, exterior walls (other than the interior surface thereof), exterior windows (except for glass), structural floor slabs and columns and, to the extent not exclusively serving any leaseable space in the Building (including, without limitation, the Premises), all base building plumbing, mechanical and electrical systems. In addition, Landlord shall operate, clean, repair, replace and maintain the Common Areas in substantially the same manner as other first-class combination office and laboratory facilities in the East Cambridge area.

10.3 Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises of which it is aware. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4 Floor Load—Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements. Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same. If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents, contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving, except to the extent caused by the negligence of any Landlord Party. Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

11. ALTERATIONS AND IMPROVEMENTS BY TENANT

11.1 Landlord’s Consent Required. Tenant shall not make any alterations, installations, removals, additions or improvements (collectively, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s), written plans and specifications and a time schedule therefor. Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent. Landlord’s approval of Alterations shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion (a) to any Alteration to or affecting the lab benches, fume hoods, roof and/or building systems, (b) with respect to matters of aesthetics relating to Alterations to or affecting the exterior of the Building, and (c) to any Alteration affecting the Building structure. Notwithstanding the foregoing, Landlord’s consent shall not be required with respect to (i) cosmetic alterations not requiring a building permit, such as painting and carpeting, and (ii) non-structural Alterations costing less than $10,000 in any one instance (and $50,000 in the aggregate per year) so long as such Alterations do not affect the roof, Building systems or Building exterior (each, a “Permitted Alteration”), provided Tenant shall provide Landlord with written notice thereof. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant. Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate. If Tenant shall make any Alterations, then Landlord may elect to require Tenant at the expiration or sooner termination of the Term to restore the Premises to substantially the same condition as existed immediately prior to the Alterations. If requested by Tenant, Landlord shall make such election at the time Landlord approves such Alteration or, for Permitted Alterations at the time Tenant notifies Landlord of Tenant’s intent to make such Permitted Alteration. Tenant shall provide Landlord with reproducible record drawings of any Alteration (other than painting and carpeting and other Alterations that would not be reflected on customary as-built plans) within sixty (60) days after completion thereof.

11.2 After-Hours. Landlord and Tenant recognize that to the extent Tenant elects to perform some or all of the Alterations during times other than normal construction hours (i.e., Monday-Friday, 7:00 a.m. to 3:00 p.m., excluding holidays), Landlord may in its reasonable discretion need to make arrangements to have supervisory personnel on site. Accordingly, Landlord and Tenant agree as follows: Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours when Tenant intends to perform portions of Alterations (the “After-Hours Work”). Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the reasonable cost of Landlord’s supervisory personnel overseeing the After-Hours Work. In addition, if construction during normal construction hours unreasonably disturbs other tenants of the Building, in Landlord’s sole reasonable discretion, Landlord may require Tenant to stop the performance of Alterations during normal construction hours and to perform the same after hours, subject to the foregoing requirement to pay for the cost of Landlord’s supervisory personnel. Landlord shall use commercially reasonable efforts to enforce the foregoing restriction against all tenants at the Property.

11.3 Harmonious Relations. Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building, the Property or any part thereof. In the event of any such difficulty, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

11.4 Liens. No Alterations, other than Permitted Alterations, shall be undertaken by Tenant until (i) Tenant has made provision for written waiver of liens from all contractors for such Alteration and taken other appropriate protective measures approved and/or required by Landlord; and (ii) with respect to any Alteration costing more than $50,000 in any one instance, Tenant has procured appropriate surety payment and performance bonds which shall name Landlord as an additional obligee and has filed lien bond(s) (in jurisdictions where available) on behalf of such contractors. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within thirty (30) days thereafter, at Tenant’s expense by filing the bond required by law or otherwise.

11.5 General Requirements. Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises; (b) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (c) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations, except to the extent caused by the negligence of Landlord or a Landlord Party.

Tenant shall cause contractors employed by Tenant to (i) carry Worker’s Compensation Insurance in accordance with statutory requirements, (ii) carry Automobile Liability Insurance and Commercial General Liability Insurance (A) naming Landlord as an additional insured, and (B) covering such contractors on or about the Premises in the amounts stated in Section 14 hereof or in such other reasonable amounts as Landlord shall require, and (iii) submit binders evidencing such coverage to Landlord prior to the commencement of any such Alterations.

12. SIGNAGE

12.1 Restrictions. Subject to Section 12.3 below, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval. No signs or blinds may be put on or in any window or elsewhere if visible from the exterior of the Building. Landlord may provide Tenant with building standard blinds for each window within the Premises and Landlord shall install the same at Landlord’s sole cost and expense. Tenant may not remove the building standard blinds without Landlord’s prior written consent. Tenant may hang its own drapes, provided that they shall not in any way interfere with any building standard drapery or blinds provided by Landlord or be visible from the exterior of the Building, and that such drapes are so hung and installed that, when drawn, the building standard drapery or blinds are automatically also drawn.

12.2 Building Directory. Landlord shall supply Building standard signage for Tenant within the directory in the Building lobby at Landlord’s sole cost and expense. Subject to reasonable limits on the number of lines on the directory Landlord can provide and all such additional signage in the lobby directory, Landlord shall add the names of any approved subtenants or licensees occupying any portion of the Premises at Tenant’s sole cost and expense.

12.3 Exterior Signage. Provided that and for so long as Tenant is then occupying at least sixty percent (60%) of the rentable square feet of the Building, Tenant shall have the right to erect and maintain one or more signs on the exterior of the Building (the “Exterior Signage”), provided (i) the Exterior Signage complies with all Legal Requirements (and Tenant shall have obtained any necessary permits prior to erecting the Exterior Signage), (ii) the number of exterior signs shall not exceed the maximum number of exterior signs allowed by Legal Requirements, less one (1) decal sign to be located on or near the Albany Street entrance which shall be dedicated to another tenant of the Building (provided, however, if only one (1) sign is allowed by Legal Requirements, the number of exterior signs shall not exceed the maximum number of exterior signs allowed by Legal Requirements and Tenant shall have the right to erect one (1) sign); (iii) the location of the Exterior Signage shall be subject to Landlord’s reasonable approval, (iv) the materials, design, lighting and method of installation of the Exterior Signage, and any requested changes thereto, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, (v) Tenant shall at all times maintain the Exterior Signage in good order, condition and repair and shall remove the Exterior Signage at the expiration or earlier termination of the Term hereof or upon Landlord’s written demand after the failure of Tenant to comply with the provisions of this Section 12.3, and shall repair any damage to the Building caused by the Exterior Signage or the installation or removal thereof. Tenant shall have the right, from time to time throughout the term of this Lease, to replace its signage (if any) with signage which is equivalent to the signage being replaced, subject to all of the terms and conditions of this Section 12.3.

13. ASSIGNMENT, MORTGAGING AND SUBLETTING

13.1 Landlord’s Consent Required. Except as expressly otherwise set forth herein, Tenant shall not, without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, assign, sublet, mortgage, license, transfer or encumber this Lease or the Premises in whole or in part, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”). Notwithstanding anything else contained herein, a transfer of any equity in Tenant shall not be considered a Transfer. Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease. In the event of any Transfer in violation of this Section 13, Landlord shall have the right to terminate this Lease upon thirty (30) days’ written notice to Tenant given within sixty (60) days after receipt of written notice from Tenant to Landlord of any Transfer, or within sixty (60) days after Landlord first learns of the Transfer if no notice is given. No Transfer shall relieve Tenant of its primary obligation as party-Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease.

13.2 Landlord’s Recapture Right

(a) Except for Transfers to Affiliated Entities or Successors, Tenant shall, prior to offering or advertising more than forty percent (40%) of the Premises for a Transfer, give a written notice (the “Recapture Notice”) to Landlord which: (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the “Recapture Premises”), (iii) identifies the period of time (the “Recapture Period”) during which Tenant proposes to sublet the Recapture Premises, or indicates that Tenant proposes to assign its interest in this Lease, and (iv) offers to Landlord to terminate this Lease with respect to the Recapture Premises (in the case of a proposed assignment of Tenant’s interest in this Lease or a subletting for the remainder of the term of this Lease) or to suspend the Term for the Recapture Period (i.e. the Term with respect to the Recapture Premises shall be terminated during the Recapture Period and Tenant’s rental obligations shall be proportionately reduced). Landlord shall have ten (10) business days within which to respond to the Recapture Notice.

(b) If Landlord fails to timely respond to the Recapture Notice or if Landlord notifies Tenant that Landlord will not accept the offer contained in the Recapture Notice, Tenant may enter into a Transfer on terms that are no less than ninety percent (90%) of the net effective rent (as defined in Section 6 above) contained in the Recapture Notice within one (1) year after the earlier of: (x) the expiration of the 10-business day period specified in Section 13.2(a) above, or (y) the date that Landlord notifies Tenant that Landlord will not accept Tenant’s offer contained in the Recapture Notice, time being of the essence. If Tenant does not enter into such a Transfer within said 180-day period, then prior to entering into any Transfer after such 180-day period, Tenant must deliver to Landlord a new Recapture Notice in accordance with Section 13.2(a) above.

(c) Notwithstanding anything to the contrary contained herein, if Landlord notifies Tenant that it accepts the offer contained in the Recapture Notice or any subsequent Recapture Notice, Tenant shall have the right, for a period of fifteen (15) days following receipt of such notice from Landlord, time being of the essence, to notify Landlord in writing that it wishes to withdraw such offer and this Lease shall continue in full force and effect.

13.3 Standard of Consent to Transfer. Tenant acknowledges that it shall not be unreasonable for Landlord to withhold its consent to a Transfer if, in Landlord’s reasonable opinion: (a) the Transferee does not have a tangible net worth at least as great as that of Tenant upon the execution of this Lease; and (b) the Transferee does not have a business reputation compatible with the operation of a first-class combination laboratory, research, development and office building.

13.4 Listing Confers no Rights. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

13.5 Profits In Connection with Transfers. Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any Transfer other than to a Successor, either initially or over time, after deducting reasonable actual out-of-pocket legal, advertising, brokerage and other expenses incurred by Tenant and improvements paid for by Tenant in connection therewith (all of which shall be amortized over the term of the Transfer in question), in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as additional rent.

13.6 Prohibited Transfers. Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, Tenant is not in default of any of its obligations under this Lease (it being understood and agreed that Tenant may make a Transfer after any such default is cured so long as such cure is effectuated prior to the expiration of applicable notice and/or cure periods). Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; or (b) any tenant, subtenant or occupant of other space in the Building, unless there is no other satisfactory space available to said entity in the Building.

13.7 Exceptions to Requirement for Consent. Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord’s consent and without giving Landlord a Recapture Notice, to make a Transfer to (a) an Affiliated Entity (hereinafter defined) so long as such entity remains in such relationship to Tenant, and (b) a Successor, provided that prior to or simultaneously with any such Transfer, such Affiliated Entity or Successor, as the case may be, executes and delivers to Landlord an assumption agreement in form and substance reasonably acceptable to Landlord whereby such Affiliated Entity or Successor, as the case may be, shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Tenant to be performed, and whereby such Affiliated Entity or Successor, as the case may be, shall expressly agree that the provisions of this Section 13 shall, notwithstanding such Transfer, continue to be binding upon it with respect to all future Transfers. For the purposes hereof, an “Affiliated Entity” shall be defined as any entity which is controlled by, is under common control with, or which controls Tenant. For the purposes hereof, a “Successor” shall be defined as any entity into or with which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of Tenant’s stock or assets, provided that the surviving entity shall have a net worth at least as great as Tenant’s upon execution of this Lease. At Tenant’s request and Tenant’s sole cost and expense, Landlord shall execute such commercially reasonable documents and instruments as Tenant may reasonably request in connection with a Transfer.

13.8 Landlord’s Termination Right. Landlord shall have the right to terminate this Lease by at least thirty (30) days’ written notice to Tenant if Tenant shall permanently abandon the Premises (whether or not the keys shall have been surrendered or the Rent shall have been paid) and shall not be actively marketing the same for a Transfer.

14. INSURANCE; INDEMNIFICATION; EXCULPATION

14.1 Tenant’s Insurance.

(a) Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord. Tenant shall also carry umbrella liability coverage in an amount of no less than Three Million Dollars ($3,000,000). Such policy shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease, including without limitation Tenant’s indemnification obligations. Such insurance policy(ies) shall name Landlord, Landlord’s managing agent and persons claiming by, through or under them, if any, as additional insureds.

(b) Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Alterations (collectively, the “Tenant-Insured Improvements”), and (ii) Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building, including without limitation Tenant’s Equipment and any animals (collectively, “Tenant’s Property”). Such insurance shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.

(c) Tenant shall take out and maintain a policy of business interruption insurance throughout the Term in an amount no less than Five Million Dollars ($5,000,000).

(d) Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(e) The insurance required pursuant to Sections 14.1(a), (b), (c) and (d) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers approved by Landlord, with a rating of not less than “A-XI” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Tenant’s Insurance Policies shall each provide that it shall not be canceled or modified without at least thirty (30) days’ prior written notice to each insured named therein. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord binders of Tenant’s Insurance Policies issued by the respective insurers setting forth in full the provisions thereof together with evidence satisfactory to Landlord of the payment of all premiums for such policies. In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies. Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents.

14.2 Indemnification.

(a) Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(i) Tenant’s breach of any covenant or obligation under this Lease;

(ii) Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon, at or about the Premises;

(iii) Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and

(iv) On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the Commencement Date that any of the Tenant Parties may have been given access to the Premises.

(b) Landlord shall defend, indemnify and save Tenant harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from (i) Landlord’s breach of any covenant or obligation under this Lease; and (ii) any injury to or death of any person, or loss of or damage to property caused by the negligence or willful misconduct of any of the Landlord Parties.

14.3 Property of Tenant. Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

14.4 Limitation of Landlord’s Liability for Damage or Injury. Landlord shall not be liable for any injury or damage to persons, animals, or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has an opportunity to know or should have known of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute negligence or willful misconduct, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building except as expressly set forth in Section 3.5 above.

14.5 Waiver of Subrogation; Mutual Release. Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage (other than rights of recovery, claims, actions and causes of action relating to damage to the roof of the Building caused by Tenant, but including rights of recovery, claims, actions, and causes of action relating to damage to the roof of the Building caused by any Casualty (hereinafter defined)) that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any property insurance policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its property insurance policies necessary to implement the foregoing provisions.

14.6 Tenant’s Acts—Effect on Insurance. Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Default Rate until paid in full, within thirty (30) days after receipt of an invoice therefor.

14.7 Landlord’s Insurance. Landlord shall take out and maintain in force throughout the term hereof, in a company or companies authorized to do business in the Commonwealth of Massachusetts: (a) property insurance on the Building (exclusive of Tenant’s Property and the Tenant-Insured Improvements) in an amount equal to the full replacement value of the Building (exclusive of foundations and those items set forth in the preceding parenthetical in this sentence), covering fire, vandalism, malicious mischief, extended coverage and so-called “all risk”; and (b) commercial general liability insurance against claims of bodily injury, personal injury and property damage arising out of Landlord’s operation of the Property, in such amount as a prudent owner of similar property would carry or as otherwise required by any Mortgagee. The foregoing insurance may be maintained in the form of a blanket policy covering the Property as well as other properties owned by Landlord and/or Landlord’s affiliates. Notwithstanding the foregoing provisions of this Section 14.7, the original Landlord named hereunder shall have the right, at any time during the term hereof, to self-insure all or any portion of the coverages required by this Section 14.7 so long as (i) Landlord is Massachusetts Institute of Technology or is affiliated with Massachusetts Institute of Technology, or (ii) Landlord (or the entity controlling Landlord) has a tangible net worth equal to or greater than One Hundred Million Dollars ($100,000,000).

15. CASUALTY; TAKING

15.1 Damage. If the Premises are damaged in whole or part because of fire or other casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed immediately following completion of Landlord’s Work, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible. If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense. Subject to rights of Mortgagees, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking Awards, as the case may be (Landlord hereby agreeing to use good faith diligent efforts to pursue such adjustment), and instances of Landlord’s Force Majeure, Landlord shall substantially complete such restoration within one (1) year after said Casualty or Taking. Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of Tenant’s Insured Improvements (if not restored by Landlord as provided above) and Tenant’s Property to substantially the same condition, to the extent reasonably feasible, as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building (Landlord hereby agreeing to reimburse Tenant for the reasonable out of pocket costs and expenses incurred in connection therewith so long as Tenant provides Landlord with reasonable notice prior to incurring any material costs and expenses). In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all reasonable costs and expenses, including adjusters and attorney’s fees, of obtaining the same. Notwithstanding anything to the contrary set forth herein, any deductible under any property insurance policy maintained by Landlord shall be included in Operating Expenses for the Operating Year during which a Casualty occurs. Except as Landlord may elect pursuant to this Section 15.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

15.2 Termination Rights.

(a) Landlord’s Termination Rights. Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

(i) any material portion of the Building or any material means of access thereto is taken;

(ii) if the estimated time to complete restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration.

(b) Tenant’s Termination Right. If Landlord is so required but fails to complete restoration of the Premises within one (1) year after said Casualty or Taking, subject to rights of Mortgagees, Tenant Delays, Legal Requirements then in existence and instances of Landlord’s Force Majeure, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect. The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein. If any Taking prevents all material means of access to or egress from the Premises, Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to Landlord.

(c) Either Party may Terminate. In the case of any Casualty affecting the Premises and occurring during the last twelve (12) months of the Term or any Taking at any time during the Term, then (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises from such Casualty or Taking costs more than $250,000 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other. In addition, in the event that more than fifty percent (50%) of the Building is damaged by Casualty, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other.

(d) Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

15.3 Taking for Temporary Use. If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent, shall continue. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.4 Disposition of Awards. Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant may pursue its own claim against the Taking authority.

15.5 Rent Abatement. If all or any portion of the Premises are damaged by a Casualty or subject to a Taking, including a Taking for temporary use, (a) Tenant shall use good faith efforts to collect proceeds of its business interruption insurance; and (b) so long as Tenant uses such good faith efforts, to the extent Tenant’s business interruption insurance does not fully cover Base Rent, Additional Rent on account of Operating Expenses and Additional Rent on account of Taxes, then Base Rent, Additional Rent on account of Operating Expenses and Additional Rent on account of Taxes shall be equitably abated for the period from the date of such Casualty or Taking until the earlier of (a) the date that Landlord substantially completes Landlord’s restoration work (provided that if Landlord would have completed Landlord’s restoration work at an earlier date but for Tenant having failed to reasonably cooperate with Landlord in effecting such work or collecting insurance proceeds, then the Premises shall be deemed to have been repaired and restored on such earlier date), or (b) the date Tenant or other occupant reoccupies any portion of the Premises (in which case the Base Rent and Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). The reasonable determination of Landlord’s architect of the date Landlord’s restoration to the Premises shall have been substantially completed shall be controlling.

16. ESTOPPEL CERTIFICATE. Tenant and Landlord shall at any time and from time to time upon not less than ten (10) days’ prior notice from the other party, execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating whether or not the requesting party is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as the requesting party may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of any interest of Landlord or Tenant therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof. Time is of the essence with respect to any such requested certificate, Landlord and Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.

17. HAZARDOUS MATERIALS

17.1 Prohibition.

(a) Tenant shall not, without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property any Hazardous Material (hereinafter defined) (except for standard office supplies stored in proper containers), other than the types and quantities of Hazardous Materials which are listed on Exhibit 6 attached hereto (“Tenant’s Hazardous Materials”), provided that the same shall at all times be brought upon, kept or used in so-called ‘control rooms’ and in accordance with all applicable Environmental Laws (hereinafter defined) and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good medical practice. Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented. On or before each anniversary of the Commencement Date, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials for Landlord’s review and approval, which approval shall be delivered within ten (10) days of Landlord’s receipt of Tenant’s updated list and which shall not be unreasonably withheld, conditioned or delayed. If Landlord fails to timely respond to Tenant’s request for approval of an updated list of Tenant’s Hazardous Materials, Tenant shall have the right to deliver to Landlord a notice (an “Update Notice”) in the manner listed in Section 24 of this Lease. The Update Notice shall be delivered in an envelope that conspicuously states the following in bold caps “NOTICE REQUIRING TIMELY RESPONSE” and shall include (i) an explicit statement that the Update Notice is an “Update Notice” as provided in this Section 17.1 of the Lease, (ii) a copy of the initial request for approval (as well as the proposed updated list of Tenant’s Hazardous Materials), and (iii) an explicit statement that the failure to respond to such request for approval will trigger the provisions of this Section 17.1. If Landlord fails to respond to the Update Notice Tenant within ten (10) days after receipt of the Update Notice, Landlord shall be deemed to have approved Tenant’s proposed updated list of Tenant’s Hazardous Materials.

(b) Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1, subject to the provisions of Sections 2.5 and 2.7. If any such inspection discloses a material violation of this Section 17, Tenant shall reimburse Landlord for the reasonable out-of-pocket costs and expenses incurred by Landlord in connection therewith. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in material compliance with all applicable Environmental Laws (hereinafter defined), prudent environmental practice and (with respect to medical waste and so-called “biohazard materials) good medical practice, Tenant shall, upon written notice from Landlord regarding the same, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material.

17.2 Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Cambridge and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

17.3 Hazardous Material Defined. As used herein, the term “Hazardous Material” means asbestos, oil or any other petroleum product, any hazardous, inflammable, combustible, explosive, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law. The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

17.4 Testing. If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of any of the Tenant Parties, then Tenant shall reimburse Landlord upon demand, as additional rent, for the reasonable costs thereof, together with interest at the Default Rate until paid in full. Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property.

17.5 Indemnity. Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Section 17. This indemnification includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building based upon the circumstances identified in the first sentence of this Section 17.5. The indemnification and hold harmless obligations under this Section 17.5 shall survive the expiration or any earlier termination of this Lease. Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in the Property is caused by any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to return the

Property and/or the Building or any adjacent property to their condition as of the date of this Lease, provided that Tenant shall first obtain Landlord’s approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Property, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws. At any time, upon written notice from Landlord to Tenant, Landlord shall have the right to assume responsibility for such remediation, in which event Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in connection therewith (such obligations shall survive the expiration or earlier termination of the Lease). In no event shall Tenant make any submittals to governmental authorities without Landlord’s prior approval thereof; provided, however, if Environmental Laws require that a release be reported within seventy-two (72) hours, Landlord shall be provided with as much prior notice as is reasonably possible.

17.6 Disclosures. Prior to bringing any Hazardous Material into any part of the Property, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; and (c) other information reasonably requested by Landlord.

17.7 Tenant not Responsible. Notwithstanding anything to the contrary contained herein, Tenant shall not be responsible for any costs or expenses arising out of the presence of Oil and/or Hazardous Materials in, on, at or under the Property unless resulting from (a) the presence of Hazardous Material on the Property, the presence of which is caused by any act or wrongful omission of any of the Tenant Parties, or (b) a breach by Tenant of its obligations under this Section 17.

17.8 Landlord’s Termination Right. Tenant shall promptly give written notice to the Landlord should Tenant become aware of any material release of Hazardous Materials on the Property. If Tenant fails to materially comply with the requirements of Environmental Laws following a release of Hazardous Materials on the Property by any Tenant Party, Landlord shall have the right to terminate this Lease by thirty (30) days written notice to Tenant.

17.9 Existence of Hazardous Materials. As of the date hereof, other than as disclosed to Tenant, Landlord has no knowledge of any Hazardous Materials at or affecting the Property other than as set forth in the documents listed on Exhibit 7 attached hereto and made a part hereof. As of the date hereof, Landlord has not received any written notice from governmental authorities alleging any violation of the Property of Environmental Laws that has not been cured.

17.10 Activity and Use Limitation. Reference is hereby made to that certain Notice of Activity and Use Limitation dated August 6, 1997, given by Landlord, recorded with the Middlesex South Registry of Deeds in Book 27554, Page 218, as affected by that certain Amendment and Ratification of Notice of Activity and Use Limitation recorded in Book 35391, Page 448, as further affected by Partial Termination of Notice of Activity and Use Limitation recorded in Book 52727, Page 369 (collectively, the “AUL”). The AUL is hereby incorporated into the Lease in full by this reference. Landlord and Tenant acknowledge that the Property is the subject of the AUL. In its use of and activities at the Property, Tenant shall fully comply with the terms and conditions of the AUL; provided, however, under no circumstances shall Tenant be required (a) to respond to releases of Hazardous Materials that are subject to the terms and conditions of the AUL that did not arise in connection with Tenant’s use of or activities at the Property, or (b) to implement response actions to permit activities and uses inconsistent with the AUL in its form as of the date hereof, provided Tenant shall be responsible for any response actions necessary to maintain compliance with the AUL that are necessary as a result of or in connection with Tenant’s use of or activities at the Property. Under no circumstances shall Tenant be considered the “owner” of the Property for the purposes of the AUL.

18. RULES AND REGULATIONS.

18.1 Rules and Regulations. Tenant will faithfully observe and comply with all reasonable rules and regulations promulgated from time to time with respect to the Building, the Property and construction within the Property for which Tenant shall have notice (collectively, the “Rules and Regulations”). The current version of the Rules and Regulations is attached hereto as Exhibit 4. In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control. Landlord shall use commercially reasonable efforts to enforce the Rules and Regulations in a non-discriminatory manner against all tenants of the Building, provided Landlord shall not be liable to Tenant for violation of same by any other tenant, or occupant or their servants, employees, contractors, agents, invitees or licensees.

18.2 Energy Conservation. Notwithstanding anything to the contrary contained herein, Landlord, may institute upon written notice to Tenant such policies, programs and measures as may be reasonably necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided however, that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparably aged, first-class combination laboratory, research and development and office buildings in the East Cambridge area, or as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease or materially adversely interfere with Tenant’s business operations in the Premises. Upon receipt of such notice, Tenant shall comply with the Conservation Program.

18.3 Recycling. Upon written notice, Landlord may establish reasonable policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”). Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

19. LAWS AND PERMITS.

19.1 Legal Requirements. Tenant shall be responsible at its sole cost and expense for complying with (and keeping the Premises in compliance with) all Legal Requirements which are applicable to Tenant’s particular use or occupancy of, or Alterations made by or on behalf of Tenant to, the Premises. Tenant shall furnish all data and information to governmental authorities, with a copy to Landlord, as required in accordance with Legal Requirements as they relate to Tenant’s use or occupancy of the Premises or the Building. If Tenant receives notice of any violation of Legal Requirements applicable to the Premises or the Building, it shall give prompt notice thereof to Landlord. Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses. Landlord shall comply with any Legal Requirements and with any lawful direction of any public office or officer relating to the maintenance or operation of (a) the Building as a combination laboratory, research and development and office building and (b) the Common Areas, and the reasonable out-of-pocket costs so incurred by Landlord shall be included in Operating Costs in accordance with the provisions of Section 5.2. The requirements of this Section 19.1 shall be subject to Section 17.7.

19.2 Required Permits. Tenant shall obtain and maintain all necessary federal, state and local licenses, permits and approvals needed for the operation of Tenant’s business in the Premises and/or Tenant’s Equipment (collectively, the “Required Permits”). Tenant, at Tenant’s expense, shall at all times materially comply with the terms and conditions of each such Required Permit.

20. DEFAULT

20.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a) If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of seven (7) days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within seven (7) days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than two (2) occasions during the twelve (12) month interval preceding such failure by Tenant;

(b) If Tenant shall fail to maintain any insurance required hereunder;

(c) If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Section 7 above;

(d) The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion;

(e) Tenant shall admit in writing its inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts generally with its creditors;

(f) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors;

(g) an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder;

(h) any judgment, attachment or the like in excess of $1,000,000 shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within thirty (30) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within thirty (30) days of such entry, recording or filing, as the case may be;

(i) the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within sixty (60) days thereafter;

(j) a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within sixty (60) days; or

(k) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within sixty (60) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding.

20.2 Remedies. Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date. Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3 Damages - Termination.

(a) Upon the termination of this Lease under the provisions of this Section 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i) the amount (discounted to present value at the rate of eight percent (8%)) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii) amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the reasonable expenses incurred or paid by Landlord in terminating this Lease, as well as the reasonable expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b) In calculating the amount due under Section 20.2(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of Operating Costs and Tenant’s Share of Taxes on the assumption that all such amounts and considerations would have increased at the rate of three percent (3%) per annum for the balance of the full term hereby granted.

(c) Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d) Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

(e) Landlord shall use reasonable efforts to mitigate any damages hereunder following any termination of this Lease or any termination of Tenant’s possession of the Premises. The obligation of Landlord to use reasonable efforts to mitigate damages shall not be construed to require Landlord to rent all or any portion of the Premises for a use which, or to a tenant who, would not qualify pursuant to the assignment provisions of this Lease, or to prioritize the renting of the Premises over other space which Landlord may have available in the Building, the Property or in other properties owned by Landlord or affiliates thereof.

20.4 Landlord’s Self-Help; Fees and Expenses. If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, and such default either continues beyond the expiration of applicable cure periods or poses imminent risk of damage or injury to persons or property, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, immediately, or at any time thereafter, perform the same for the account of Tenant. Tenant shall pay to Landlord upon demand therefor any reasonable costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full. In addition, Tenant shall pay all of Landlord’s reasonable costs and expenses, including without limitation reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord or any of the Landlord Parties, without its fault, being made party to any litigation pending by or against any of the Tenant Parties.

20.5 Waiver of Redemption, Statutory Notice and Grace Periods. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided. Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6 Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

20.7 No Waiver. Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8 Restrictions on Tenant’s Rights. During the continuation of any Event of Default, Tenant shall not have the right to make, nor request Landlord’s consent or approval with respect to, any Alterations or Transfers.

20.9 Landlord Default. Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days and diligently prosecutes such cure to completion) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Following such default, Tenant may exercise any or all of its available rights and remedies at law or in equity including, without limitation, actions for damages, injunctive relief and/or termination of the Lease if available. Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord, unless same continues after notice to Landlord thereof and a opportunity for Landlord to cure the same as set forth above. In addition, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease.

21. SURRENDER; ABANDONED PROPERTY; HOLD-OVER

21.1 Surrender

(a) Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including without limitation all lab benches, fume hoods, electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein) broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property, all autoclaves and cage washers and, to the extent specified by Landlord in accordance with Section 11.1, Alterations made by Tenant; (iii) deliver to Landlord a certification from an industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials; and (iv) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations. Tenant shall have no obligation to remove any of Landlord’s Work. Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Tenant shall have the right to remove the following Tenant-installed items at the expiration or earlier termination of this Lease, unless the same were paid for in whole or in part by Landlord: nitrogen generators, uninterruptible power supplies, air compressors, cryotanks, vacuum pumps, glass washes, reverse osmosis/de-ionization equipment, and nuclear magnetic resonance equipment.

(b) No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

21.2 Abandoned Property. After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the reasonable expenses of the sale, the reasonable cost of moving and storage, any damages to which Landlord may be entitled under Section 20 hereof or pursuant to law, and to any arrears of Rent.

21.3 Holdover. If any of the Tenant Parties holds over after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has previously accepted payments of Rent from Tenant, (i) Tenant shall pay Base Rent at 150% of the highest rate of Base Rent payable during the Term, (ii) Tenant shall continue to pay to Landlord all additional rent, and (iii) Tenant shall be liable for all damages, including without limitation consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date. Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.

22. MORTGAGEE RIGHTS

22.1 Subordination. Provided that the applicable Mortgagee executes a commercially reasonable so-called subordination, non-disturbance and attornment agreement (“SNDA”), in recordable form, with respect to this Lease, whereby such Mortgagee agrees not to disturb the possession of Tenant under this Lease or to join Tenant in summary or foreclosure proceedings in the event such Mortgagee terminates its ground lease or foreclose its Mortgage, as applicable (unless such joinder is necessary to terminate Landlord’s possession and then only for such purpose and not for the purpose of terminating this Lease), Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any ground lease, and to any mortgages, deeds of trust, overleases, or similar instruments covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”), or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage. Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord. The provisions of this Section 22.1 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and attornment in such form as shall be requested by any such holder within fifteen (15) days of request therefor.

22.2 Notices. Provided that Tenant had been provided with notice of Mortgagee’s address, Tenant shall give each Mortgagee the same notices given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have a reasonable opportunity thereafter to cure a Landlord default, and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3 Intentionally Deleted.

22.4 Mortgagee Liability. Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease; (ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord; (iv) bound by any base rent or other sum which Tenant may have paid previously for more than one (1) month; or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord; provided, however, that the foregoing shall not release such Mortgagee and/or its successors or assigns from liability for any default of its obligations under the Lease continuing after the date on which such Mortgagee succeeds to Landlord’s interest hereunder, including without limitation any maintenance obligations.

23. QUIET ENJOYMENT. Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, any matters of record or of which Tenant has knowledge and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24. NOTICES. Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:	Massachusetts Institute of Technology c/o MIT Investment Management Company 238 Main Street, Suite 200 Cambridge, MA 02142 Attention: Steven C. Marsh

With copies to: and	Goulston & Storrs, P.C. 400 Atlantic Avenue Boston, MA 02110 Attention: Colleen P. Hussey, Esquire Meredith & Grew 55 Hayward Street Cambridge, MA 02142 Attention: Kristina Descoteaux

if to Tenant:	Aileron Therapeutics, Inc. 281 Albany Street Cambridge, MA 02139 Attention: Steven Kafka

With a copy to:	Choate, Hall & Stewart, LLP Two International Place Boston, MA 02110 Attention: Henry M. Rosen, Esquire

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (such as exercise of a right of access to the Premises or maintenance activities or invoices, but expressly not a default or any notice which may materially impact Tenant’s rights hereunder) may also be given by written notice delivered by facsimile to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies as specified above. Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States. Notices shall be effective upon the date of receipt or refusal thereof.

25. INTENTIONALLY OMITTED.

26. MISCELLANEOUS

26.1 Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

26.2 Captions. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

26.3 Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Colliers Meredith & Grew and Cushman & Wakefield (collectively, “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

26.4 Entire Agreement. This Lease, Lease Summary Sheet and Exhibits 1-6 attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

26.5 Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

26.6 Representation of Authority. By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute this Lease on behalf of such party. Upon Landlord’s request, Tenant shall provide Landlord with evidence that any requisite resolution, corporate authority and any other necessary consents have been duly adopted and obtained.

26.7 Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer, not to exceed $5,000 per request. Such costs shall be deemed to be additional rent under this Lease.

26.8 Survival. Without limiting any other obligation of Landlord or Tenant which may survive the expiration or prior termination of the Term, all obligations on the part of Landlord and Tenant to indemnify, defend, or hold the other party harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term.

26.9 Limitation of Liability. Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. This Section 26.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Landlord or any of the other Landlord Parties or Tenant or any of the other Tenant Parties ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties or, subject to Section 21.3 above, Tenant or any of the other Tenant Parties be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease.

26.10 Binding Effect. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 13 hereof shall operate to vest any rights in any successor or assignee of Tenant.

26.11 Landlord Obligations upon Transfer. Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing.

26.12 No Grant of Interest. Tenant shall not grant any security interest whatsoever in (a) any fixtures within the Premises, but specifically excluding Tenant’s trade fixtures or specialty equipment unless paid for in whole or in part by Landlord or (b) any item paid in whole or in part by Landlord without the consent of Landlord.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Lease as a sealed instrument as of the Execution Date.

LANDLORD MASSACHUSETTS INSTITUTE OF TECHNOLOGY

By:	MIT Investment Management Company, its authorized agent

	By:	/s/ Seth D. Alexander
Seth D. Alexander, President

TENANT

AILERON THERAPEUTICS, INC.

By:	/s/ Joseph A. Yanchik III
Joseph A. Yanchik III, President and Chief Executive Officer

EXHIBIT 1

LEASE PLAN

EXHIBIT 1, PAGE 1

① Future 6 workstations
Temporary receiving area converts to office in phase 2
② Future loading dock
Temporary storage converts to receiving in phase 2
CONFIDENTIAL

OPTION B

281 ALBANY STREET
JANUARY 2010

12

EXHIBIT 2

LEGAL DESCRIPTION

Parcel 1: 281 Albany Street

A certain parcel of land with the buildings thereon situated on the Northerly side of Albany Street in Cambridge, Middlesex County, Massachusetts, bounded and described as follows:

Beginning at a point in the Northerly line of Albany Street distant, as measured along said line of said street, one hundred five and 40/100 (105.40) feet Easterly from the tangent point of the curve at the junction of said Albany and Eric Streets and thence running:

EASTERLY	on said Albany Street on two lines together measuring one hundred fifty two and 38/100 (152.38) feet; thence turning at a right angle and running in a straight line in a

NORTHWESTERLY	direction by the first parcel of land described above, one hundred three and 93/100 (103.93) feet; thence continuing in a straight line but more

NORTHERLY	by said first parcel about eighty three and 93/100 (83.93) feet to the Southeasterly line of Waverly Street; thence turning and running

SOUTHWESTERLY	by Waverly Street about one hundred seventy five and 22/100 (175.22) feet; thence turning at about a right angle and running

SOUTHEASTERLY	by land of Ararat Grocery Company about one hundred thirty five and 54/100 feet to Albany Street at the point of beginning.

Containing about 27,243 square feet, be any or all of said measurements or contents more or less or however otherwise the said premises may be bounded, measured, or described.

Parcel 2: 295 Albany Street

A certain parcel in Cambridge, Middlesex County, Massachusetts, bounded and described as follows:

SOUTHEASTERLY	by the northwesterly line of Albany Street one hundred five and 38/100 (105.38) feet;

SOUTHERLY	by the northerly line forming the junction of said Albany Street and Erie Street, thirty-eight and 04/100 (38.04) feet;

SOUTHWESTERLY	by the northeasterly line of said Erie Street, fifty-six and 18/100 (56.18) feet;

EXHIBIT 2, PAGE 1

WESTERLY	by land now or formerly of the City of Cambridge, twenty-seven and 28/100 (27.28) feet;

NORTHWESTERLY	by the southeasterly line of Waverly Street, one hundred and 00/100 (100.00) feet; and

NORTHEASTERLY	by land now or formerly of Edmund J. MacDonald et al, one hundred thirty-five and 54/100 (135.54) feet.

The above described land is subject to a taking by the Commonwealth of Massachusetts (Metro District Comm) of perpetual right and easement in, through and under part within described land for drainage purposes, recorded as Document No. 499024.

EXHIBIT 2, PAGE 2

EXHIBIT 3

LANDLORD’S WORK

Landlord’s Work shall consist of the Base Building Work (hereinafter described) and Tenant’s Fitout (hereinafter described).

The Base Building Work consists of the following:

•	Exterior envelope, as detailed on the plan attached to the Lease as Exhibit 3B and made a part hereof (the “Elevation Plan”):

•	Remove metal panels along Albany Street façade (1st & 2nd Floor)

•	Existing masonry with new window openings and replacement of existing aluminum window systems

•	New tenant entry vestibule with accessible ramp at Southwest Façade

•	M/E/P/FP Systems, as detailed in the lease matrix attached to the Lease as Exhibit 3A and made a part hereof (the “Lease Matrix”) and summarized below:

•	Penthouse equipment stubbed out to tenant space

•	Sprinkler system based on light hazard occupancy

•	Air handling unit capacity based on 70,000 CFM total air flow, 30,000 CFM of outside air flow

•	Power provided for lab areas with 15 watts/usable SF and office areas with 8 watts/usable SF.

•	Renovated finishes at Albany Street Entry, Elevator Lobby, and Toilet Rooms

•	Receiving area at Loading Dock

•	Code required signage

The Tenant Fitout consists of the following:

•	M/E/P/FP Distribution as detailed in attached Lease Matrix, including hard connections to the following lab equipment (which is to be provided by Tenant): Air Compressor, vacuum pump, RO/DI equipment, Glasswash and Autoclave

•	Finishes:

•	Walls: drywall partitions, frameless interior glazing - 8’x8’ frameless glass window at the Chem Synth area adjacent to Tenant’s reception area, three 4’ high by 8’ wide interior frameless glass windows along the Lab/Office line; wood doors with aluminum frames

•	Ceilings: acoustic ceiling tiles – 2’x4’ in Lab areas, 2’x2’ in Office areas, direct/indirect light fixtures, diffusers

•	Paint: latex in Labs and Offices, epoxy in Glasswash

•	Flooring: resilient flooring in lab areas, epoxy in Glasswash & wet areas, carpet in office areas

•	Millwork: Café and Copy Room – base cabinets, wall cabinets, plastic laminate countertop; two Phone Rooms – plastic laminate countertop

EXHIBIT 3, PAGE 1

•	Window Treatments – horizontal mini-blinds, no room darkening shades

•	Lab Casework – metal or wood with standard color epoxy tops

Upon Substantial Completion of Landlord’s Work, Landlord shall deliver the Premises to Tenant in compliance with Legal Requirements and with all base Building systems, including, without limitation, HVAC, electrical, plumbing and life/safety systems, in good operating condition.

For clarification purposes only, Landlord’s Work does not include any of the following, all of which shall be performed and/or provided and installed, as applicable, by Tenant at Tenant’s cost:

•	All Lab equipment, including without limitation NMR

•	Furniture, including Reception desk, workstations, office furniture, Café furniture, Conference Room furniture, and all miscellaneous loose furniture

•	Audio-Visual

•	Security

•	Tel-data

•	Signage for way-finding and graphics

•	Exterior Signage

EXHIBIT 3, PAGE 2

EXHIBIT 3A

LEASE MATRIX

[SEE ATTACHED 6 PAGES]

EXHIBIT 3A, PAGE 1

EXHIBIT 3A

LEASE MATRIX

281 Albany Street, Cambridge, MA

ALL SCOPE BY LANDLORD: SHELL CORE AND FIT OUT

February 2, 2010

	DESCRIPTION	SHELL/CORE	FIT OUT

Sitework	Existing 4 inch telephone conduit from outside building into Ground Floor Demarc Room.	X

	Existing TV conduit	X

	Sanitary sewer connection, lab waste connection	X

	Domestic water service, natural gas service to building.	X

Code Compliance	Building construction in accordance with requirements of Massachusetts State Building Code, 7th edition.	X	X

Structure	Floor live load capacity is adequate for typical Lab / Office Use	X

	Floor to floor heights:	X
Ground - Second Floor = 14’-10”
Second Floor - Roof = 13’-8”

	Dunnage at penthouse and roof for tenant equipment		X

	Framed openings for shafts for Tenant’s use		X

	Miscellaneous metal items (lintels, elevator sills, canopy framing, etc.) related to base building construction.	X

	Miscellaneous metal items and concrete pads related to tenant fit-out.		X

Exterior	Existing exterior wall consists of metal panels, painted cast-in-place concrete, and concrete block masonry with aluminum window systems.	X

Roofing	Roofing penetrations and/or curbs for tenant equipment or systems, to be made in accordance with roofing manufacturer’s details and warranty requirements.		X

	Walkway pads to base building and base building upgrade mechanical equipment.	X

	Walkway pads to tenant mechanical equipment.		X

EXHIBIT 3A

LEASE MATRIX

281 Albany Street, Cambridge, MA

ALL SCOPE BY LANDLORD: SHELL CORE AND FIT OUT

	DESCRIPTION	SHELL/CORE	FIT OUT

Common Areas	Finished first floor building lobby and egress corridors.	X
	Finished toilet rooms.	X
	Janitor, electrical and telephone closets.	X

	Exit stairways with painted walls.	X

	Receiving area at loading dock	X

	Ground Floor mechanical rooms for Tenant PH Systems.	X

	Ground Floor mechanical rooms for tenant equipment, if any		X

	Doors and frames at common areas: hollow metal frames; hollow metal doors at service areas, solid core wood doors at other areas, and lever hardware.	X

	Doors, frames, and hardware at tenant areas.		X

Elevators	One passenger / service elevator	X

Window Treatment	Building standard blinds for all windows.		X

Tenant Areas	Painted drywall inside face of exterior wall, with vapor barrier and primed MDO window sills.		X

	Partitions, ceilings, flooring, painting, finishes, doors, millwork, and all build-out within tenant area.		X

	Shaft enclosures for base building systems.	X

	Shaft enclosures for tenant systems.		X

Fire Protection	Sprinkler system with fire department valves and based on light hazard occupancy.	X
	Fire service and double-check valve assembly.	X

	Alarm check valve and Fire Department connection.	X

	Floor control valve assemblies and test drains.	X

EXHIBIT 3A

LEASE MATRIX

281 Albany Street, Cambridge, MA

ALL SCOPE BY LANDLORD: SHELL CORE AND FIT OUT

	DESCRIPTION	SHELL/CORE	FIT OUT

	Sprinkler coverage to all core areas.	X

	Flow switches, tamper switches, pressure switches.	X

	Modification of sprinkler piping and head layout to suit tenant build-out and Tenant hazard index.		X

Plumbing	Domestic sanitary waste piping for Base Building and Tenant use.	X

	Lab waste piping connection within building for Tenant use.	X

	Storm system connection and roof drainage system.	X

	Natural gas service to building for Base Building and Tenant use.	X

	Tenant gas service including meter and distribution piping for Tenant services.		X

	Domestic cold water service to building	X

	Potable and non-potable risers with valve/cap connections at each floor for Tenant use.	X

	Potable cold water distribution to Base Building equipment and common areas.	X

	Base Building toilet/janitor core including cold water, hot water, waste and vent systems.	X

	Domestic hot water and non-potable hot water heating equipment	X

	Potable and non-potable distribution piping from Base Building systems to Tenant areas.		X

	Lab waste and vent distribution systems		X

	pH neutralization system.		X

	Tenant potable and non-potable hot water distribution system.		X

	Distribution system for air compressor.		X

EXHIBIT 3A

LEASE MATRIX

281 Albany Street, Cambridge, MA

ALL SCOPE BY LANDLORD: SHELL CORE AND FIT OUT

	DESCRIPTION	SHELL/CORE	FIT OUT

	Distribution system for vacuum pump.		X

	Distribution system for RO/DI equipment.		X

	Gas cylinders and distribution system (ie: nitrogen co2, argon, etc.)		X

	Tempered water heater and distribution piping to Tenant pH neutralization system area eyewash/shower unit.	X

	Tenant tempered water eyewash/showers and distribution piping.		X

HVAC	Air handling units, general exhaust system, and hot water system operate 24/7.	X

	Occupant load for heating and cooling systems design based on 150 SF/person in office areas and 400 SF/person in lab areas.	X

	Air handling unit capacity based on 70,000 CFM total air flow, 30,000 CFM of outside air flow	X

	Supply air ductwork risers with connections at vertical shafts for tenant use.	X

	Horizontal supply air ductwork distribution system from shaft connections for tenant areas. General exhaust system have an estimated capacity of 30,000 CFM	X	X

	Exhaust air ductwork risers with connections at vertical shafts for tenant use.	X

	Horizontal exhaust air ductwork distribution system from shaft connections for tenant areas.		X

	Base Building common area ventilation system (ie; penthouse, mechanical rooms, electric rooms, tel/data rooms, lobby, common toilet core, and loading dock).	X

	Air cooled chiller (40 tons) serving office and lab fan coil units including risers for tenant use	X

EXHIBIT 3A

LEASE MATRIX

281 Albany Street, Cambridge, MA

ALL SCOPE BY LANDLORD: SHELL CORE AND FIT OUT

	DESCRIPTION	SHELL/CORE	FIT OUT

	Low pressure steam generating plant and hot water plant serving air handling units, common areas and tenant steam/hot water systems with valve/cap connections per floor for Tenant use	X

	Tenant hot water distribution piping from risers.		X

	Tenant chilled water distribution piping from risers.		X

	Steam distribution piping system.		X

	Dedicated Tenant specialty systems (ie: cold rooms, warm rooms, IT rooms, specialty exhaust etc.) to the extent Tenant notifies Landlord of the need therefor prior to Execution Date		X

	Automatic temperature control system for Base building equipment and common areas.	X

	Automatic temperature control system for Tenant equipment and areas.		X

Electric	Pad mounted transformer with utility-supplied 480/277V, 3 phase, 4 wire with 2,000 amp capacity.	X

	(1) 480/277V, 3 phase, 4 wire main switchboard, 2,000amp, single meter for base building and tenant systems.	X

	Power provided for lab areas with 15 watts/usable sf and office areas with 8 watts/usable sf.	X

	Battery packs for base building life safety systems	X

	Battery packs for life safety systems for Tenant areas		X

	Electric closets at floors for base building systems and core areas.	X

	Electric closets for tenant areas.		X

EXHIBIT 3A

LEASE MATRIX

281 Albany Street, Cambridge, MA

ALL SCOPE BY LANDLORD: SHELL CORE AND FIT OUT

DESCRIPTION	SHELL/CORE	FIT OUT

Addressable Fire Alarm System, Fire Alarm devices to Base Building common areas, mechanical/electrical rooms and provisions for Tenant expansion.	X

Fire Alarm devices within Tenant areas, connected to Base Building system		X

Lighting in common and base building areas.	X

Lighting in tenant areas.		X

Base Building telecommunications room.	X

Tele Communications conduit between floors connecting sleeves by Tenant.		X

EXHIBIT 3B

ELEVATION PLAN

EXHIBIT 3B, PAGE 1

EXHIBIT 4

RULES AND REGULATIONS

1.	Lessees and their employees, shall not in any way obstruct the sidewalks and at no time shall lessees permit their employees to loiter on or about the Land.

2.	Subject to the Permitted Use, no animals, except Seeing Eye dogs, shall be brought into or kept in, on or about the Premises.

3.	The restroom fixtures shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them. Lessee will bear the expense of any damage resulting from misuse.

4.	Lessee shall not place any additional lock or locks on any exterior door in the Premises or Building without Lessor’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Lessor to Lessee at the cost of Lessee, and Lessee shall not have any duplicate keys made. All keys shall be returned to Lessor at the expiration or earlier termination of this Lease.

5.	Lessor reserves the right to exclude or expel from the Building any persons who, in the judgment of Lessor, is intoxicated under the influence of liquor or drugs.

6.	Lessees shall not perform improvements or alterations within the Building or their premises, if the work has the potential of disturbing the fireproofing which has been applied on the surfaces of structural steel members, without the prior written consent of Lessor.

7.	Lessees shall engage a termite and pest extermination service to control termites and pests in the Premises.

8.	Lessees shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Lessor, taking into consideration the overall electrical system and the present and future requirements therefor in the Building. Lessees shall not furnish any cooling or heating to the Premises, including, without limitation, the use of any electronic or gas heating devices, without Lessor’s prior written consent.

9.	Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Lessor for such purposes.

10.	Lessor may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Lessee shall have access to the Building 24 hours per day, 7 days a week. Lessee, lessee’s agents, employees, contractors, guests and invitees shall comply with Lessor’s reasonable requirements relative thereto.

11.	Canvassing, soliciting, and peddling in or about the Building is prohibited. Lessees shall cooperate and use best efforts to prevent the same.

12.	At no time shall Lessees permit or shall lessee’s agents, employees, contractors, guests, or invitees smoke in any area of the Building.

EXHIBIT 4, PAGE 1

EXHIBIT 5

FORM OF LETTER OF CREDIT

BENEFICIARY:	ISSUANCE DATE:

< >

[LANDLORD]
IRREVOCABLE STANDBY
LETTER OF CREDIT NO.

ACCOUNTEE/APPLICANT:	MAXIMUM/AGGREGATE
CREDIT AMOUNT:

< >	USD: $ .

[TENANT]

LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the applicant up to an aggregate amount not to exceed                     and         /100 US Dollars ($                     .        ) available by your draft(s) drawn on ourselves at sight (i) bearing the clause “Drawn under Irrevocable Standby Letter of Credit Number                     ,” and                 (ii) including a Beneficiary’s dated statement purportedly signed by an authorized signatory or agent reading: “This draw in the amount of DO NOT FILL IN AMOUNT                     U.S. Dollars ($                     ) under your Irrevocable Standby Letter of Credit No.                     represents funds due and owing to us pursuant to the terms of that certain lease by and between                     , a                     , as landlord, and                 , as tenant, and/or any amendment to the lease or any other agreement between such parties related to the lease,” and (iii) indicating whether payment should be made by wire transfer (including wiring instructions) or by certified check (including mailing address), accompanied by the original of this Letter of Credit and all amendments, if any. The original Letter of Credit and all amendments, if any, shall be returned to you unless fully utilized.

Unless otherwise stated, all correspondence, documents and sight drafts are to be sent via facsimile to (             )         -             with originals to follow by hand delivery with receipted delivery, nationally recognized overnight courier with receipted delivery or certified mail, return receipt requested to our counters at                     <address>. The date of presentment of any draw shall be the date copies of the Letter of Credit and sight draft are faxed by Beneficiary to             <bank>.

You shall have the right to make partial draws against this Letter of Credit, from time to time.

EXHIBIT 5, PAGE 1

You shall be entitled to assign your interest in this Irrevocable Standby Letter of Credit from time to time to your lender(s) and/or your successors in interest without our approval and without charge. In the event of an assignment, we reserve the right to require reasonable evidence of such assignment as a condition to any draw hereunder.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the “International Standby Practices 1998” promulgated jointly by the Institute for International Banking Law and Practice and the International Chamber of Commerce, effective January 1, 1999.

This Letter of Credit shall expire at our office on                     , 20     (the “Stated Expiration Date”). It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least sixty (60) days prior to such Stated Expiration Date (or any anniversary thereof) we shall send a written notice to you, with a copy to Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, MA 02110, Attention: Colleen P. Hussey and to the Accountee/Applicant, by hand delivery, nationally recognized overnight courier with receipted delivery or by certified mail (return receipt requested) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period. In the event that this Letter of Credit is not extended for an additional period as provided above, you may draw the entire amount available hereunder.

If at any time prior to presentation of documents for payment hereunder, we receive a notarized certificate signed by one who purports to be a duly authorized representative on your behalf to execute and deliver such certificate, stating that this Letter of Credit has been lost, stolen, damaged or destroyed, we will mail you a “Certified True Copy” of this Letter of Credit, which shall be treated by us as an original.

In order to cancel this Letter of Credit prior to expiration, you must return this original Letter of Credit and any amendments hereto to our counters with a statement signed by you stating that the Letter of Credit is no longer required and is being returned to the issuing bank for cancellation.

We hereby agree with the drawers, endorsers and bonafide holders that the drafts drawn under and in accordance with the terms and condition of this Letter of Credit shall be duly honored within two (2) business days after the date of presentment.

EXHIBIT 5, PAGE 2

EXHIBIT 6

TENANT’S HAZARDOUS MATERIALS

Substance	gallons	Type	Hazard
N-methylpyrrolidinone	32	solvent	Class III Flammable
ethylene glycol	2	solvent	Class III Flammable
N,N-dimethylformamide	13	solvent	Class II Flammable
Ethyl Acetate	13	solvent	Class I Flammable
Hexane	13	solvent	Class I Flammable
Ether	4	solvent	Class I Flammable
Methanol	11	solvent	Class I Flammable
Ethanol	4	solvent	Class I Flammable
methyl t-butyl ether	4	solvent	Class I Flammable
Acetone	17	solvent	Class I Flammable
Isopropanol	8	solvent	Class I Flammable
Toluene	4	solvent	Class I Flammable
piperidine	8	solvent	Class I Flammable
acetonitrile	21	solvent	Class I Flammable
methylene chloride	32	solvent	Environmental
hydrochloric acid	1	reagent	Caustic
sulfuric acid	1	reagent	Caustic
trifluoroacetic acid	4	reagent	Caustic

HCTU	6 kg	reagent	flammable solid

Recombinant DNA

EXHIBIT 6, PAGE 1

EXHIBIT 7

LIST OF ENVIRONMENTAL REPORTS

1.	Letter entitled Partial Termination of Notice of Activity and Use Limitation on RTNs 3-2834 and 3-15072, prepared by Haley & Aldrich and dated May 14, 2009 (partial termination notice is attached).

2.	Amendment and Ratification of Notice of Activity and Use Limitation, dated May 1, 2002.

3.	Notice of Activity and Use Limitation, DEP Release Tracking Number 3-2834, dated August 6, 1997.

4.	Response Action Outcome Statement, DEP File No. 3-2834, 3-14945, 3-15072, prepared by McPhail Associates, Inc. and dated July 31, 1997.

5.	Release Notification Form for Abandoned Underground Storage Tank prepared by McPhail Associates, Inc. and dated March 20, 1997.

6.	Phase I Initial Site Investigation Report, DEP File No. 3-2834, prepared by McPhail Associates, Inc. and dated July 26, 1996.

7.	July 1992 Status Report, Free Product Recovery Program, prepared by Gemini Geotechnical Associates, Inc. and dated July 24, 1992.

8.	Abatement Project Follow-Up Form, prepared by National Abatement Services, Inc. and dated April 27, 1992 (letter requesting completion of form is attached).

9.	Letter entitled Asbestos Abatement Project #92-025, prepared by National Abatement Services, Inc. and dated May 4, 1992.

10.	Phase 1 Limited Environmental Assessment Report, prepared by Gemini Geotechnical Associates, Inc. and dated May 21, 1990.

EXHIBIT 7, PAGE 1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “First Amendment”) is made as of May 24, 2010 by and between MASSACHUSETTS INSTITUTE OF TECHNOLOGY, a Massachusetts educational corporation with an address c/o MIT Investment Management Company, 238 Main Street, Suite 200, Cambridge, MA 02139 (“Landlord”), and AILERON THERAPEUTICS, INC., a Delaware corporation with an address of 840 Memorial Drive, Cambridge, MA 02139 (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant are the current parties to that certain Lease dated February 12, 2010 (the “Lease”), pursuant to which Landlord is leasing to Tenant approximately 24,245 rentable square feet (the “Premises”) located on the first (1st) floor of the building located at 281 Albany Street, Cambridge, MA (the “Building”);

WHEREAS, Landlord and Tenant wish to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Recitals; Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.

2.	Base Rent. The definition of Base Rent set forth in the Lease Summary Sheet attached to the Lease is hereby deleted in its entirety and replaced with the following:

Base Rent:	RENT YEAR	ANNUAL BASE RENT	MONTHLY PAYMENT
	1	$748,000.00	$62,333.33
	2	$927,945.00	$77,328.75
	3	$1,181,943.75	$98,495.31
	4	$1,206,188.75	$100,515.73
	5	$1,230,433.75	$102,536.15

3.	Landlord’s Work.

(a)	Reference is hereby made to certain plans entitled “281 Albany Street Cambridge MA 02139 Construction Documents” prepared by Kling Stubbins and dated April 2, 2010 for Landlord’s Work (the “Current Plans”). The following scope of work is hereby added to the definition of Landlord’s Work: (i) open ceiling in the following areas, as shown on the Current Plans: Lobby 101, Open Office 111, Open Office 123, Corr 110, Corr 120, Corr 140, Café 141, Lab 150, and Open Office 151; (ii) VCT flooring in the following areas, as shown on the Current Plans (it being acknowledged and agreed that the Current Plans incorrectly indicate that rubber flooring shall be installed in such areas): Lab 150, Shared Equip 156, Freezer 157, Tissue Culture 155, PARR 175, Microscopy 154, Rad Lab 153, Bioanalytical Lab 152, Gas Cylinder 163, Corr 160, Corr 170, IT server 173, Lab stockroom 174, receiving 162, office storage 171, RAD storage 153A and open office 151, and (iii) three (3) windows (each measuring approximately 17 feet wide) shall be installed at lab/office wall at B-line. Landlord’s Work shall include seventeen (17) fume hoods as shown on the Current Plans.

(b)	It is acknowledged and agreed that the Current Plans indicate that a polished concrete floor is to be installed in the following areas: vestibule 100, lobby 101, corr 110, corr 120, corr 140, Café 141, Cor 105, and Coat 104. The parties agree that Landlord’s Work shall include a polished concrete floor in such areas (the “Polished Concrete Floor”), and in consideration thereof, Tenant (x) agrees that the Outside Delivery Date is hereby changed to October 11, 2010, and (y) agrees to pay to Landlord $32,000 for Landlord’s incremental costs to complete the Polished Concrete Floor within thirty (30) days after Tenant’s receipt of an invoice therefor.

(c)	Subject to the terms and conditions of Section 3.6 of the Lease, it is acknowledged and agreed that the relocation of the loading dock by Landlord pursuant to Section 3.6 of the Lease shall be performed in substantial accordance with those certain plans (17 sheets) entitled “281 Albany Street Cambridge MA 02139” Issued For Construction prepared by Kling Stubbins and dated April 16, 2010, and shall include the cost of any interior changes or reconfigurations to the Current Plans necessitated by the relocation of the loading dock as shown on said plans.

(d)	Tenant acknowledges and agrees that if Landlord consents to any changes requested by Tenant to the Current Plans (a “Tenant Request”), (1) any increase in the cost of Landlord’s Work arising from such Tenant Request, as reasonably determined by Landlord, and as offset against any decrease in the cost of Landlord’s Work arising from such Tenant Request, shall be paid by Tenant within thirty (30) days after demand therefor, and (2) any delays in the Substantial Completion of Landlord’s Work arising from any such Tenant Request, as reasonably determined by Landlord, shall be deemed Tenant Delays hereunder.

(e)	In addition, on the Commencement Date, Landlord represents and warrants that the back-up generator serving the Premises shall be in good working condition and include associated ATS wiring to the appropriate standby power outlets. A reasonable portion of the capacity of said generator, as reasonably determined by Landlord, shall be reserved for use by the base Building. Tenant shall have the right to use 76.32% of the balance of the capacity of said generator.

4.	Loading Dock Requirements.

(a)	Landlord and Tenant hereby acknowledge and agree that Massachusetts Institute of Technology, in its capacity as owner of property commonly known as 235 Albany Street, Cambridge, MA (“Ashdown House”), has granted, or promptly after the date hereof will grant, to Landlord, in its capacity as owner of the Building, an easement relating to the relocated loading dock which easement shall remain in effect for the Term. Landlord and Tenant hereby agree not to violate the terms of such easement, it being understood and acknowledged that, except as expressly set forth herein, Tenant shall not be obligated for any obligations under such easement.

(b)	In connection with the relocated loading dock, Tenant shall comply with the operational requirements set forth in Exhibit A attached hereto and made a part hereof.

(c)	The costs and expenses incurred by Landlord in connection with the initial construction of such relocated loading dock, including without limitation landscaping required in connection therewith, shall be excluded from Operating Costs; provided, however, that, subject to Section 5.2(c), all reasonable out of pocket costs incurred by Landlord in connection with the maintenance, repair and replacement of such loading dock and/or related landscaping shall be included in Operating Costs.

5.	Ratification. Except as amended hereby, the terms and conditions of the Lease shall remain unaffected. Furthermore, nothing in this First Amendment shall derogate from Landlord’s obligations under Section 3.6 of the Lease. From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby. Additionally, Landlord and Tenant each confirms and ratifies that, as of the date hereof and to its actual knowledge, (a) the Lease is and remains in good standing and in full force and effect, and (b) neither party has any claims, counterclaims, set-offs or defenses against the other party arising out of the Lease or the Premises or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6.	Miscellaneous. This First Amendment shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws. If any term of this First Amendment or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this First Amendment, the application or such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. This First Amendment is binding upon and shall inure to the benefit of Landlord and Tenant, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors-in-interest and shareholders. Each party has cooperated in the drafting and preparation of this First Amendment and, therefore, in any construction to be made of this First Amendment, the same shall not be construed against either party. In the event of litigation relating to this First Amendment, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys’ fees and costs. This First Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto.

[signatures on following page]

[SIGNATURE PAGE TO FIRST AMENDMENT TO LEASE

BY AND BETWEEN MASSACHUSETTS INSTITUTE OF TECHNOLOGY

AND AILERON THERAPEUTICS, INC.]

EXECUTED under seal as of the date first set forth above.

LANDLORD:	MASSACHUSETTS INSTITUTE OF TECHNOLOGY By: MIT Investment Management Company, its authorized agent

By:	/s/ Seth D. Alexander
	Name:	Seth D. Alexander
	Title:	President
MIT Investment Management Company

TENANT:	AILERON THERAPEUTICS, INC.

By:	/s/ Joseph A. Yanchik III
	Name:	Joseph A. Yanchik III
	Title:	President & CEO
Aileron Therapeutics, Inc.

EXHIBIT A

LOADING DOCK OPERATIONS

•	Deliveries to the loading dock shall be permitted from 8:00 am until 6:00 pm, with best efforts to take all deliveries after 10:00 am.

•	Deliveries or handling of all materials shall be in accordance with all applicable federal, state and local laws and regulations.

•	All dumpsters or other trash containers shall be maintained free of odors, pests and debris, with covered, secure openings, and generally screened from view by residents of Ashdown House.

•	Doors and gates into the fenced-in area containing trash containers will be secured at all times.

•	All doors accessing the loading dock structure from outside must be closed except when materials are being actively handled.

•	Any equipment shall be designed to operate at no greater than 50 dB at 150 ft.

•	Any cameras monitoring the loading dock, the trash container area and the access gates will provide continuous (24/7) coverage of the area to the Ashdown House front desk.

•	No trash, debris or truck wheel dirt shall be deposited on the access drive located on the Ashdown House property or in any unscreened portion of the Ashdown House property.

•	Access to the driveway shall continue to be controlled exclusively by the Ashdown House front desk. Access for deliveries will be permitted from 8:00 am until 6:00 pm.

•	Workers, equipment, and delivery vehicles must maintain a reasonable noise level while on the Ashdown House property.

•	Tenant will provide direction to front-loading vehicles to use the eastern gate of the access drive and rear-loading vehicles to use the western gate of the access drive to minimize vehicle turning and backing.

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (this “Second Amendment”) is made as of June 17, 2011 by and between MASSACHUSETTS INSTITUTE OF TECHNOLOGY, a Massachusetts charitable corporation with an address c/o MIT Investment Management Company, 238 Main Street, Cambridge, MA 02142 (“Landlord”), and AILERON THERAPEUTICS, INC., a Delaware corporation with an address of 281 Albany Street, Cambridge, MA 02139 (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant are the current parties to that certain Lease dated February 12, 2010, as amended by that certain First Amendment to Lease dated as of May 24, 2010 (collectively, the “Lease”), pursuant to which Landlord is leasing to Tenant approximately 24,245 rentable square feet (the “Original Space”) in the building located at 281 Albany Street, Cambridge, MA (the “Building”);

WHEREAS, pursuant to Section 6 of the Lease, Landlord delivered to Tenant a Refusal Notice dated March 18, 2011 with respect to approximately 7,523 rentable square feet of space on the second floor of the Building (as more particularly shown on the plan attached hereto as Exhibit A, the “ROFR Premises”);

WHEREAS, Tenant has exercised its right to lease the ROFR Premises on the terms and conditions hereinafter set forth; and

WHEREAS, Landlord and Tenant wish to memorialize their agreements with respect to the lease of the ROFR Premises.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Recitals; Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.

2.	Acknowledgement of Dates. The Term Commencement Date occurred on September 30, 2010 and, unless the Lease is earlier terminated pursuant to its terms, the Expiration Date will occur on October 31, 2015.

3.	Lease Grant; Condition of ROFR Premises. Landlord hereby leases the ROFR Premises to Tenant for a term commencing on the date hereof and expiring on the Expiration Date (the “ROFR Term”), subject to all of the terms and conditions of the Lease, except as expressly set forth in this Second Amendment. Subject to the performance of Landlord’s Roof Work (hereinafter defined), Tenant hereby leases the ROFR Premises in their “AS IS,” “WHERE IS” condition and with all faults on the date hereof, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord. During the ROFR Term, all references contained in the Lease to the “Premises” shall be deemed to refer to the Original Space and the ROFR Premises, collectively. Tenant shall have access to the ROFR Premises throughout the ROFR Term on all of the terms and conditions of the Lease applicable to the Original Space.

4.	Base Rent. No Base Rent is due for the ROFR Premises for the period from the date hereof through and including the day immediately preceding the RCD for the ROFR Premises. The “RCD for the ROFR Premises” shall mean October 1, 2011; provided, however, such date shall be extended one day for every day of Landlord Delay. Commencing on the RCD for the ROFR Premises and thereafter during the ROFR Term, Tenant shall pay to Landlord Base Rent with respect to the ROFR Premises pursuant to Section 5 of the Lease in the following amounts per month payable in advance and without demand on the first day of each month, partial months to be prorated:

Period of Time	Annual Base Rent	Monthly Payment
RCD for the ROFR Premises – End of Rent Year 2[1]	$361,104.00	$30,092.00
Rent Year 3	$368,627.00	$30,718.92
Rent Year 4	$376,150.00	$31,345.83
Rent Year 5[2]	$383,673.00	$31,972.75

5.	Tenant’s Share. Notwithstanding anything to the contrary, Tenant’s Share shall mean (a) 53.51% during Rent Year 1, (b) 77.19% during Rent Year 2, and (c) 100% during Rent Years 3-5, inclusive.

6.	Tenant Improvements.

(a)	In connection with the performance of the work necessary to prepare the ROFR Premises for Tenant’s occupancy and business operations, including without limitation, the installation of all furniture and fixtures (the “Tenant Improvements”), Tenant shall submit to Landlord for Landlord’s approval (i) the name of and other reasonably requested information regarding Tenant’s proposed architect, HVAC and MEP engineers and general contractor, Landlord hereby reserving the right to require that Tenant use a MEP engineer selected by Landlord in its reasonable discretion if Tenant’s proposed MEP engineer shall not be acceptable to Landlord in Landlord’s reasonable discretion; (ii) a set of design/ development plans sufficient for Landlord to approve Tenant’s proposed design of the ROFR Premises (the “Design/Development Plans”), and (iii) a full set of construction drawings (“Final Construction Drawings”) for the Tenant Improvements. The Design/ Development Plans and the Final Construction Drawings are collectively referred to herein as the “Plans.” Landlord’s approval of the architect, HVAC engineer and general contractor shall not be unreasonably withheld, conditioned or delayed. Landlord’s approval of the Design/Development Plans (and the Final Construction Drawings, provided that the Final Construction Drawings are consistent in all material respects with the Design/Development Plans), shall not be unreasonably withheld, conditioned or delayed provided the Plans comply in all material respects with the requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building and the Property. Landlord’s approval is solely given for the benefit of Landlord and Tenant under this Section 6 (a) and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of the Plans for any other purpose whatsoever. Landlord agrees to respond to any request for approval of the Plans within ten (10) business days after receipt thereof. A reasonably detailed explanation of any disapproval shall be provided to Tenant. Except for Landlord’s Contribution (hereinafter defined), all of Tenant’s Work shall be performed at Tenant’s sole cost and expense, and shall be performed in accordance with the provisions of this Lease (including, without limitation, Section 11). In approving the Final Construction Drawings, Landlord shall be deemed to have confirmed that Tenant will not be required to remove or restore any of the Tenant Improvements expressly shown thereon, unless Landlord specifies otherwise.

(b)	As an inducement to Tenant’s entering into this Second Amendment, Landlord shall, subject to Sections 6 (c), 6 (d) and 6 (e) below and the last sentence of this Section 6 (b), provide to Tenant a special tenant improvement allowance equal to Seven Hundred Fifty-Two Thousand

[1]	Rent Year 2 – 11/1/11 – 10/31/12
R	Rent Year 5 = November 1, 2014 - October 31, 2015 (coterminous with terms for Original Space)

Three Hundred Dollars ($752,300) (“Landlord’s Contribution”) to be used by Tenant solely for costs incurred by Tenant for the Tenant Improvements; provided, however, that no more than Two Hundred Fifty Thousand Dollars ($250,000) of Landlord’s Contribution may be used for all of the following: (i) soft costs, including without limitation architectural and engineering fees, (ii) telecommunications and data wiring and cabling, and (iii) furniture and equipment (including any glass washes or autoclaves) built into the ROFR Premises and which Landlord and Tenant agree will not be removed at the end of the Term. Landlord’s Contribution shall not be used for: (A) the cost of any of Tenant’s Property, including without limitation any de-mountable decorations, artwork and partitions, signs, and trade fixtures, except as provided in clauses (i) and/or (ii) above, (B) the cost of any fixtures or Alterations that will be removed at the end of the Term, except as provided in clauses (i) and/or (ii) above, and (C) any fees paid to Tenant, any Affiliated Entity or Successor.

(c)	Subject to Section 6(d) below, Landlord shall pay Landlord’s Proportion (hereinafter defined) of the cost shown on each requisition (hereinafter defined) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord until the entirety of Landlord’s Contribution has been exhausted. “Landlord’s Proportion” shall be a fraction, the numerator of which is Landlord’s Contribution and the denominator of which is the total contract price for the Tenant Improvements (as evidenced by reasonably detailed documentation delivered to Landlord with the requisition first submitted by Tenant). A “requisition” shall mean written documentation (including, without limitation, invoices from Tenant’s contractors, vendors, service providers and consultants (collectively, “Contractors”) and partial lien waivers and subordinations of lien, as specified in M.G.L. Chapter 254, Section 32 (“Lien Waivers”) with respect to the prior month’s requisition, and such other documentation as Landlord or any Mortgagee may reasonably request) showing in reasonable detail the costs of the item in question or of the improvements installed to date in the ROFR Premises, accompanied by certifications executed by the Chief Executive Officer, Chief Financial Officer, Chief Operations Officer, or Vice President of Tenant that the amount of the requisition in question does not exceed the cost of the items, services and work covered by such requisition. Notwithstanding the foregoing, Tenant shall not be required to deliver Lien Waivers at the time of the first requisition, but shall deliver the Lien Waivers and evidence of payment of the first requisition in full within five (5) days following payment of Landlord’s Contribution with respect to such first requisition. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each requisition in order to verify the amount thereof. Tenant shall submit requisition(s) no more often than monthly.

(d)

Notwithstanding anything to the contrary herein contained: (i) Landlord shall have no obligation to advance funds on account of Landlord’s Contribution more than once per month; (ii) If Tenant fails to pay to Tenant’s contractors the amounts paid by Landlord to Tenant in connection with any previous requisition(s), Landlord shall thereafter have the right to have Landlord’s Contribution paid directly to Tenant’s contractors; (iii) Landlord shall have no obligation to pay any portion of Landlord’s Contribution with respect to any requisition submitted after the date (as such date shall be extended one day for every day of Landlord Delay, the “Outside Requisition Date”) which is the earlier of: (a) six (6) months after the completion of the Tenant Improvements, or (b) fifteen (15) months after the date of this Second Amendment; provided, however, that if Tenant certifies to Landlord that it is engaged in a good faith dispute with any contractor, such Outside Requisition Date shall be extended while such dispute is ongoing, so long as Tenant is diligently prosecuting the resolution of such dispute; (iv) Tenant shall not be entitled to any unused portion of Landlord’s Contribution; (v) Landlord’s obligation to pay any portion of Landlord’s Contribution shall be conditioned upon there existing no default by Tenant in its obligations under this Lease at the time that Landlord would otherwise be required to make such payment (it being understood and agreed that if Tenant shall cure any default prior to the expiration of applicable notice and/or cure periods provided in the Lease, then Tenant shall thereafter be entitled to such payment); and (vi) In addition to all other requirements hereof, Landlord’s obligation to pay the final requisition of Landlord’s Contribution shall be subject to simultaneous delivery of all Lien Waivers relating to items, services and work performed in connection with Tenant’s Work.

(e)	Notwithstanding anything to the contrary, Tenant may use a reasonable percentage of Landlord’s Contribution (the amount of which shall be subject to Landlord’s reasonable approval) for certain base Building improvements, including without limitation improving the existing bathrooms, adding showers to each of the first floor bathrooms and installing/constructing an outside bicycle storage cage.

(f)	Landlord shall use reasonable diligence to perform, at Landlord’s sole cost and expense, the work described on Exhibit B (“Landlord’s Roof Work”) so as to substantially complete Landlord’s Roof Work on or before October 1, 2011.

(g)	A “Landlord Delay” shall be defined as any actual delay in the completion of Tenant’s Work caused directly by the performance of Landlord’s Roof Work. Notwithstanding the foregoing, no event shall be deemed to be a Landlord Delay until and unless Tenant has given Landlord written notice (the “Landlord Delay Notice”) advising Landlord (i) that a Landlord Delay is occurring, (ii) of the basis on which Tenant has determined that a Landlord Delay is occurring, and (iii) the actions which Tenant believes that Landlord must take to eliminate such Landlord Delay, and Landlord has failed to correct the Landlord Delay specified in the Landlord Delay Notice within forty-eight (48) hours following receipt thereof. No period of time prior to expiration of such 48-hour period shall be included in the period of time charged to Landlord pursuant to such Landlord Delay Notice.

7.	Right of First Refusal. As of the date hereof, Tenant has no further rights, and Landlord has no further obligations, pursuant to Section 6 of the Lease.

8.	HVAC Work; Rent Credit.

(a)	In order to address the low ambient temperature issue that causes the chiller to shutdown in cold weather, Tenant shall, at Tenant’s cost, subject to the provisions of Section 11 of the Lease, install a low ambient kit (heater & baffles) to compensate for lower chiller load by Tenant operations.

(b)	Tenant shall, at Tenant’s cost, replace the primary compressor and 2 contactors in AHU-4 (which provides air to the Original Space).

(c)	Notwithstanding anything to the contrary set forth in the Lease, in consideration of Tenant’s agreements described in this Section 8, Landlord hereby agrees that Base Rent for the first full calendar month after the execution of this Second Amendment shall be reduced by Thirty-Eight Thousand Dollars ($38,000). Tenant hereby acknowledges and agrees that the foregoing rent credit shall be Tenant’s sole and exclusive remedy relating to the performance or non-performance of such chiller and air handling unit prior to the completion of Tenant’s work described in this Section 8.

9.	Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Meredith & Grew, Inc. dba Colliers International and Cushman & Wakefield (collectively, “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

10.	Ratification. Except as amended hereby, the terms and conditions of the Lease shall remain unaffected. From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby. Additionally, Landlord and Tenant each confirms and ratifies that, as of the date hereof and to its actual knowledge, (a) the Lease is and remains in good standing and in full force and effect, and (b) neither party has any claims, counterclaims, set-offs or defenses against the other party arising out of the Lease or the Premises or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

11.	Miscellaneous. This Second Amendment shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws. If any term of this Second Amendment or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this Second Amendment, the application or such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. This Second Amendment is binding upon and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns. Each party has cooperated in the drafting and preparation of this Second Amendment and, therefore, in any construction to be made of this Second Amendment, the same shall not be construed against either party. In the event of litigation relating to this Second Amendment, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys’ fees and costs. This Second Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto.

[signatures on following page]

[SIGNATURE PAGE TO SECOND AMENDMENT TO LEASE BY AND BETWEEN

MASSACHUSETTS INSTITUTE OF TECHNOLOGY AND AILERON THERAPEUTICS, INC.]

EXECUTED under seal as of the date first set forth above.

LANDLORD:	MASSACHUSETTS INSTITUTE OF TECHNOLOGY

	By:	MIT Investment Management Company, its authorized agent

By:	/s/ Seth D. Alexander
Seth D. Alexander, President

TENANT:	AILERON THERAPEUTICS, INC.

	By:	/s/ Joseph A. Yanchik, III
Joseph A. Yanchik, III, President & Chief Executive Officer

EXHIBIT A

PLAN OF ROFR PREMISES

MECHANICAL PENTHOUSE
ROOF
ROOF
Building Common Area
Office/Lab Area

EXHIBIT B

LANDLORD’S ROOF WORK

Removal of insulation from the plenum of the ROFR Premises and the installation of a new roof above the ROFR Premises in the location shown below. The new roof will be a rubber membrane type with the required insulation located directly underneath the membrane, but not in the ROFR Premises.

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this “Third Amendment”) is made as of August 25, 2014 by and between 281-295 ALBANY STREET LEASEHOLD LLC, a Massachusetts limited liability company with an address c/o MIT Investment Management Company, 238 Main Street, Suite 200, Cambridge, MA 02142 (“Landlord”), successor-in-interest to Massachusetts Institute of Technology, and AILERON THERAPEUTICS, INC., a Delaware corporation with an address of 281 Albany Street, Cambridge, MA 02139 (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant are the current parties to that certain Lease dated February 12, 2010, as amended by that certain First Amendment to Lease dated as of May 24, 2010 and as further amended by that certain Second Amendment to Lease dated as of June 17, 2011 (collectively, as amended, the “Lease”), pursuant to which Landlord is leasing to Tenant approximately 31,768 rentable square feet (the “Existing Space”) in the building located at 281 Albany Street, Cambridge, MA (the “Building”);

WHEREAS, Tenant desires to reduce the Premises and terminate the Lease with respect to approximately 24,333 rentable square feet of space within the Building (as more particularly shown on the plan attached hereto as Exhibit A, the “Surrendered Area”); and

WHEREAS, Landlord is willing to reduce the Premises and terminate the Lease with respect to the Surrendered Area on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Recitals; Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.

2.	Surrendered Area.

(a)	On or before November 15, 2014 (the “Surrender Date”), time being of the essence, Tenant shall, at Tenant’s sole cost and expense, (a) fully vacate the Surrendered Area broom clean, free of Tenant’s Property, decommissioned in accordance with Section 3 below and otherwise in its as-is condition as of the date of this Third Amendment, reasonable wear and tear excepted; and (b) remove all of Tenant’s signage not within the Remaining Premises, and repair any damage caused by such removal; provided, however, Tenant shall have the right to (i) retain its existing sign on the exterior of the second floor of the Building (it being understood and agreed that the first floor tenant shall have the exclusive right to install and maintain exterior signage facing the parking lot on the first floor), and (ii) subject to Section 11 of the Lease, install an identification sign at the side entry to the portion of the Remaining Premises (hereinafter defined) located on the first floor (which sign shall be subject to the terms of Section 12.3 of the Lease applicable to “Exterior Signage,” except that the occupancy requirement set forth in the first sentence of such section shall not apply). Landlord shall be responsible for all other costs associated with preparing the Property to be occupied by multiple tenants, including, without limitation, installation of demising walls and other infrastructure, if any, to provide for a legally habitable multi-tenant laboratory building, and modification, if necessary, of the Building HVAC system and utility metering system.

(b)	Notwithstanding any provisions of the Lease or this Third Amendment to the contrary, except as expressly set forth in this Third Amendment, Tenant shall have no further rights with respect to the Surrendered Area from and after the Surrender Date.

(c)	From and after the Surrender Date, the “Premises” shall mean the Existing Space less and except the Surrendered Area (i.e. 7,435 rentable square feet in the Building consisting of 7,382 rentable square feet on the second floor and 53 rentable square feet on the first floor) as more particularly shown on the plan attached hereto as Exhibit B (herein referred to as the “Remaining Premises”).

(d)	As of the Surrender Date, the Lease Plan attached to the Lease as Exhibit 1 is hereby deleted in its entirety and replaced with the plan attached hereto as Exhibit B.

(e)	Subject to the terms and conditions of the Lease, Tenant shall have the right to (i) perform Alterations in a portion of the Remaining Premises on the first floor of the Building shown on the plan attached hereto as Exhibit C and subsequently utilize such area for storage of Tenant’s Hazardous Materials in accordance with Section 17 of the Lease, and (ii) use a portion of the Remaining Premises on the first floor of the Building in the area shown on the plan attached hereto as Exhibit D as a server room.

(f)	Section 1.4(a)(ii) of the Lease is hereby deleted in its entirety. Tenant shall, subject to reasonable rules and regulations and safety protocols established by Landlord and/or the first floor tenant, have reasonable access to the Building loading dock. Landlord (or the first floor tenant) shall provide Tenant with escorted loading access to and from the existing loading area dock on a daily basis (it being acknowledged that Tenant shall not have key-card access to the loading dock and that Tenant will typically receive multiple deliveries per day, some of which will contain perishable items and require immediate access by Tenant).

(g)	From and after the Surrender Date, “Tenant’s Allocated Parking Spaces” shall mean eight (8). The number “twenty-four (24)” in the twelfth (12th) sentence of Section 1.4(b) is hereby deleted and replaced with the number “eight (8).”

(h)	Landlord acknowledges that it currently holds a Letter of Credit as security for Tenant’s obligations under the Lease pursuant to the terms of Article 7 of the Lease. On or after the End Date, so long as there is no Event of Default nor any event which, with the passage of time and/or the giving of notice, would constitute an Event of Default, the amount of the Letter of Credit may be reduced by Tenant to $62,690.00, it being understood that if and when Tenant cures a default prior to the expiration of the applicable grace period, Tenant shall then be entitled to effectuate such reduction. Landlord shall, at no cost to Landlord, cooperate with Tenant in connection with such reduction.

3.	Surrender Plan. Tenant will surrender the Surrendered Area in accordance with that certain surrender plan entitled Facility Decommissioning Plan for the Facility identified as Aileron Therapeutics, Inc. 281 Albany Street Cambridge, MA (Job Number 88126) dated August, 2014 and prepared by Triumvirate Environmental, Inc. (the “Surrender Plan”). On or before the Surrender Date, Tenant shall (i) perform or cause to be performed all actions described in the Surrender Plan, and (ii) deliver to Landlord a report including a certification from a certified industrial hygienist (a “CIH”) reasonably acceptable to Landlord (it being agreed that a CIH employed by Triumvirate Environmental is reasonably acceptable to Landlord) certifying that the Surrendered Area has been vacated in accordance with the Surrender Plan and evidence that the Surrender Plan shall have been satisfactorily completed (collectively, the “Surrender Report”). Tenant shall provide a draft of the Surrender Report to Landlord at least one week before the Surrender Date for Landlord’s review and comment. Tenant shall reasonably consider any comments provided by or on behalf Landlord concerning such draft Surrender Report, and Tenant shall use commercially reasonable efforts to cause such comments to be addressed in the final version of the Surrender Report prepared by Triumvirate Environmental. Landlord shall have the right, at Landlord’s cost, to cause Landlord’s environmental consultant to inspect the Surrendered

Area and perform such additional procedures as may be deemed reasonably necessary to confirm that the Surrendered Area is, as of the Surrender Date, free of Hazardous Materials introduced into the Surrendered Area by Tenant and otherwise in compliance with the Surrender Plan (provided, however, to the extent such procedures disclose that the Surrendered Area does contain any Hazardous Materials introduced into the Surrendered Area by Tenant, then Tenant shall reimburse Landlord for the costs thereof). Landlord shall have the unrestricted right to deliver the Surrender Plan and Surrender Report to third parties in connection with matters that pertain to the Surrendered Area, subject to the execution by each recipient of Triumvirate Environmental’s standard reliance letter concerning the Surrender Report (the “Reliance Letter”), and subject to any limits on the liability of Triumvirate Environmental set forth in its terms of engagement. Tenant shall use reasonable efforts to facilitate obtaining such Reliance Letters. If Tenant shall fail to implement and complete the Surrender Plan, Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Surrendered Area is surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand. Tenant’s obligations under this Section 3 shall survive the expiration or earlier termination of the Term.

4.	Rent.

(a)	Tenant shall continue to pay Rent with respect to the Surrendered Area until the later to occur of (i) the Surrender Date, (i) the date on which Tenant surrenders the Surrendered Area to Landlord in the condition required hereunder, and (iii) the date on which Tenant delivers the Surrender Report to Landlord (such later date, the “End Date”). Notwithstanding anything to the contrary, if Tenant fails to surrender the Surrendered Area in the condition required hereunder on or before the Surrender Date, or if Tenant fails to deliver to Landlord a Surrender Report (in the form required hereunder) on or before the Surrender Date, then in either event Tenant shall be deemed to be a holdover tenant with respect to the Surrendered Area, subject to the provisions of Section 21.3 of the Lease, until the later to occur of (A) the date on which Tenant surrenders the Surrendered Area to Landlord in the condition required hereunder, and (B) the date on which Tenant delivers the Surrender Report (in the form required hereunder) to Landlord.

(b)	From and after the Surrender Date, Tenant shall pay Base Rent with respect to the Remaining Premises in accordance with the following schedule and otherwise in accordance with the terms of the Lease:

Period of Time	Annual Base Rent	Monthly Installment
11/15/14 - 10/31/15	$379,185.00	$31,598.75
11/1/15 - 5/15/16	$386,620.00	$32,218.33

5.	Tenant’s Share. Notwithstanding anything to the contrary, Tenant’s Share shall mean (a) 100% through and including the End Date; and (b) twenty-three and 40/100 percent (23.40%) after the End Date.

6.	Extension of Term.

(a)	Notwithstanding anything to the contrary, the Initial Term of the Lease is hereby extended for six and one-half (6.5) months, and shall expire, unless the Lease is earlier extended or terminated in accordance with the Lease as amended hereby, on May 15, 2016.

(b)	Section 1.2 of the Lease is hereby deleted in its entirety and replaced with the following:

1.2	Extension Terms.

(a) Provided (i) Tenant, an Affiliated Entity (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying one hundred percent (100%) of the portion of the Premises located on the second floor of the Building, and (ii) no Event of Default has occurred and is continuing (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the applicable Extension Term (hereinafter defined) (provided that for purposes of the effective exercise of an extension option, Tenant shall only be deemed in default if Landlord advises Tenant of the same within 5 business days of such exercise, and provided further that such exercise shall nevertheless be deemed effective if Tenant thereafter cures any default prior to the expiration of applicable notice and cure periods), Tenant shall have the option to extend the Term for up to two (2) additional terms of one (1) year each (each, an “Extension Term”), commencing as of the expiration of the Initial Term or the prior Extension Term, as the case may be; provided, however, Tenant shall not have the right to exercise the second such option if Landlord advises Tenant at least nine (9) months prior to the expiration of the first Extension Term that Landlord will lease all or substantially all of the rentable area on the second (2nd) floor of the Building to the first floor tenant for a term commencing during the second Extension Term. Tenant must exercise each such option to extend by giving Landlord written notice (the “Extension Notice”) on or before the date that is six (6) months prior to the expiration of the Initial Term or the prior Extension Term, as the case may be, time being of the essence. Upon the timely giving of such notice, the Term shall, subject to the terms hereof, be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during the applicable Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises and Tenant shall have one fewer right to extend the Term. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term. At the request of either party, the parties shall promptly execute a letter amendment reflecting such Extension Term after Tenant exercises such option. The execution of such letter amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b) The Base Rent during each Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter. Extension Term Base Rent shall be the greater of (i) Base Rent for the period immediately prior to the applicable Extension Term, or (ii) the fair market rental value of the Premises as of the commencement of the applicable Extension Term as determined in accordance with the process described below, for new leases of combination laboratory and office space in the East Cambridge area of equivalent quality, size, utility and location, taking into account the length of the Extension Term and the provisions of Section 5.2 and 5.3 of the Lease. Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the applicable Extension Term. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”). If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c) If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the applicable Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c). In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser or commercial real estate broker (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment. All of the appraisers selected shall be individuals with at least ten (10) years’ commercial experience in the area in which the Premises are located involving properties comparable to the Property, appraisers shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, provided, however, that the determination by Landlord’s Appraiser may be no greater than Landlord’s initial determination of the Extension Term Base Rent, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure and shall use its good-faith professional judgment in accordance with prevailing appraisal standards). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within ten (10) business days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent. The Third Appraiser’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser and shall share equally in the cost of the Third Appraiser.

7.	Alterations. Tenant shall have the right to make Alterations to the Remaining Premises in accordance with Section 11 of the Lease. Notwithstanding the foregoing, Landlord acknowledges that it has received plans for certain Alterations (the “Subject Alterations”), which plans are listed on Exhibit E attached hereto and made a part hereof. Notwithstanding any other provision of the Lease, Landlord shall not require Tenant to remove any of the Subject Alterations upon the expiration or earlier termination of the Term, and the Subject Alterations shall be surrendered with the Premises at the end of the Term.]

8.	Master Lease.

(a)	The Lease and all of its terms, covenants, representations, warranties, agreements and conditions are in all respects subject and subordinate to that certain Master Lease Agreement dated as of January 27, 2012 by and between MIT 281-295 Albany Street

LLC (“Fee Owner”), as landlord, and Landlord, as tenant (as it may be amended from time to time, the “Ground Lease”), a redacted copy of which has been delivered to Tenant. Tenant acknowledges notice and full knowledge of all of the terms, covenants and conditions of the Ground Lease to the extent not redacted and shall not be subject to or bound by any redacted provision.

(b)	Simultaneously with the execution hereof, Landlord and Tenant shall execute, and Landlord shall cause Fee Owner to execute, a subordination, non-disturbance and attornment agreement in substantially the form attached hereto as Exhibit F. Landlord shall record a fully executed original of such agreement with the Middlesex South Registry of Deeds.

(c)	Landlord shall exercise its rights, and make such elections as it is allowed to make, under the Ground Lease to the extent reasonably necessary to protect Tenant’s rights under the Lease. Without limitation, Landlord shall not agree to voluntarily terminate its rights under the Ground Lease, and, in the event of a default by Fee Owner under the Ground Lease, upon Tenant’s request, Landlord shall enforce any remedies or other rights available to Landlord under the Ground Lease, to the extent reasonably necessary to protect Tenant’s rights under this Lease.

9.	Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Landmark, Colliers International and Cushman & Wakefield (collectively, “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Pursuant to a separate agreement, Tenant shall be responsible to pay (a) Cushman and Wakefield any brokerage commission attributable to the period November 15, 2014 through October 31, 2015, inclusive, and (b) Landmark a total of $27,639.30. Landlord shall be responsible for any other payments due to Colliers International, Cushman and Wakefield or Landmark.

10.	Ratification. Except as amended hereby, the terms and conditions of the Lease shall remain unaffected. From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby. Landlord and Tenant each confirms and ratifies that, as of the date hereof and to its actual knowledge, (a) the Lease is and remains in good standing and in full force and effect, and (b) it has no claims, counterclaims, set-offs or defenses against the other party arising out of the Lease or the Premises or in any way relating thereto.

11.	Miscellaneous. This Third Amendment shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws. If any term of this Third Amendment or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this Third Amendment, the application or such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. This Third Amendment is binding upon and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns. Each party has cooperated in the drafting and preparation of this Third Amendment and, therefore, in any construction to be made of this Third Amendment, the same shall not be construed against either party. In the event of litigation relating to this Third Amendment, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys’ fees and costs. This Third Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto.

[signatures on following page]

[SIGNATURE PAGE TO THIRD AMENDMENT TO LEASE BY AND BETWEEN 281-295 ALBANY

STREET LEASEHOLD LLC AND AILERON THERAPEUTICS, INC.]

EXECUTED under seal as of the date first set forth above.

LANDLORD:	281-295 ALBANY STREET LEASEHOLD LLC By: Massachusetts Institute of Technology, its manager By: MIT Investment Management Company, its authorized agent

By:	/s/ Seth D. Alexander
Seth D. Alexander, President

TENANT:	AILERON THERAPEUTICS, INC.

By:	/s/ Joseph A. Yanchik III
	Name: Title:	Joseph A. Yanchik III President & CEO
Aileron Therapeutics, Inc.

EXHIBIT A

PLAN OF SURRENDERED AREA

EXHIBIT B

PLAN OF REMAINING PREMISES

MECHANICAL PENTHOUSE
ROOF
ROOF
Building Common Area
Office/Lab Area

CONFIDENTIAL

1 SECOND FLOOR

281 Albany Street

SECOND FLOOR PLAN

MITIMCo

KLING STUBBINS

EXHIBIT C

PLAN OF HAZMAT STORAGE AREA

EXHIBIT D

PLAN OF SERVER AREA

EXHIBIT E

LIST OF PLANS FOR SUBJECT ALTERATIONS

Second Floor Office Renovation prepared by Kling Stubbins (See 2 sheets attached)

4 FIRST FLOOR RCP

2 SECOND FLOOR RCP

3 FIRST FLOOR PLAN

1 SECOND FLOOR PLAN

CONFIDENTIAL

REFLECTED CEILING PLAN NOTES

REFLECTED CEILING PLAN LEGEND

GENERAL NOTES:

OVERALL PLAN LEGEND

KLING STUBBINS

2ND FLOOR OFFICE RENOVATION

AKCRON

PROGRESS PRINT
AUGUST 01, 2014

FLOOR PLANS & REFLECTED CEILING PLANS

A-101

KLING STUBBINS

2 SECOND LEVEL DEMOLITION RCP

AD-101

1 SECOND LEVEL DEMOLITION PLAN

AD-101

DEMOLITION NOTES

DEMOLITION LEGEND

2ND FLOOR OFFICE RENOVATION

AILERON

PROGRESS PRINT
AUGUST 01, 2014

DEMOLITION FLOOR PLAN & DEMOLITION REFLECTED CEILING PLAN

AD-101

CONFIDENTIAL

EXHIBIT F

FORM OF RNDA

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS RECOGNITION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made and entered into as of the          day of                 , 2014 by and between AILERON THERAPEUTICS, INC., a                             with an address of                              (“Subtenant”), MIT 281-295 ALBANY STREET LLC, a Massachusetts limited liability company with an address c/o MIT Investment Management Company, 238 Main Street, Suite 200, Cambridge, MA 02142 (“Master Lessor”) and 281-295 ALBANY STREET LEASEHOLD LLC, a Massachusetts limited liability company with an address c/o MIT Investment Management Company, 238 Main Street, Suite 200, Cambridge, MA 02142 (“Master Tenant”).

W I T N E S S E T H

REFERENCE is hereby made to that certain Master Lease Agreement dated as of January 27, 2012 by and between Master Lessor, as landlord, and Master Tenant, as tenant (as it may be amended from time to time, the “Master Lease”) with respect to the property commonly known as 281-295 Albany Street, Cambridge, Massachusetts (the “Property”).

REFERENCE is also hereby made to that certain lease dated February 12, 2010 by and between Master Tenant, as landlord, and Subtenant, as tenant, as amended by that certain First Amendment to Lease dated as of May 24, 2010, as further amended by that certain Second Amendment to Lease dated as of June 17, 2011 and as further amended by that certain Third Amendment to Lease dated on or about the date hereof (collectively, the “Sublease”), with respect to a portion of the Property (as more particularly described in the Sublease, the “Subleased Premises”); and

WHEREAS, subject to the terms and conditions hereinafter set forth, Subtenant has agreed to subordinate the Sublease to the Master Lease and Master Lessor has agreed (a) to recognize the rights of Subtenant under the Sublease, and (b) not to disturb Subtenant’s use and enjoyment of the Subleased Premises; and

WHEREAS, Subtenant, Master Lessor and Master Tenant desire to confirm their understanding with respect to the Sublease and the Master Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Incorporation of Recitals; Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Master Lease.

2. Subordination. Except as otherwise provided in Section 3 below, the Sublease and all rights of Subtenant in and to the Sublease, the Subleased Premises and the Building are hereby subjected and subordinated, and shall remain in all respects and for all purposes subject and subordinate, to the Master Lease as fully and with the same effect as if the Master Lease had been duly executed, and a notice thereof recorded, prior to the execution of the Sublease or possession of the Subleased Premises by Subtenant, or its predecessors-in-interest. This Agreement supersedes any inconsistent provision of the

Sublease. Master Tenant hereby warrants and represents to Master Lessor that the copy of the Sublease delivered to Master Lessor is a true, complete and accurate copy of the Sublease, and that as of the date hereof it has not been modified or amended except as described above.

3. Subtenant Not To Be Disturbed. So long as Subtenant is not in default (beyond any period given Subtenant by the terms of the Sublease to cure such default) in the payment of rent or additional rent or of any of the terms, covenants or conditions of the Sublease on Subtenant’s part to be performed, (a) Subtenant’s possession of the Subleased Premises, and its rights and privileges under the Sublease, including but not limited to any extension or renewal rights, if any, shall not be diminished or interfered with by Master Lessor, and (b) Master Lessor will not join Subtenant as a party defendant in any action or proceeding terminating Master Tenant’s possession of the Property unless such joinder is necessary to terminate such possession and then only for such purpose and not for the purpose of terminating the Sublease.

4. Tenant To Attorn To Master Lessor. If the Master Lease is terminated pursuant to the terms thereof, or if Master Tenant rejects the Sublease in the course of a bankruptcy proceeding, or if Master Lessor shall succeed to the interest of Master Tenant in and to the Sublease in any other manner, then (a) the Sublease shall continue in full force and effect as a direct lease between Master Lessor and Subtenant (subject to Section 8 below); provided, however, that Master Lessor and its assigns shall not be (i) liable for any misrepresentation, act or omission of Master Tenant, provided, however, that the foregoing shall not release Master Lessor from liability for any default of its obligations under the Lease continuing after the date on which Master Lessor succeeds to Master Tenant’s interest hereunder, including without limitation any maintenance obligations, (ii) subject to any counterclaim, demand or offset which Subtenant may have against Master Tenant; (iii) liable for the return of any security deposit or letter of credit not actually received by Master Lessor and with respect to which Subtenant agrees to look solely to Master Tenant for refund or reimbursement; (iv) unless delivered by Master Tenant to Master Lessor, bound by any advance payment of rent or additional rent or any other sums made by Subtenant to Master Tenant, except for rent or additional rent applicable to the then-current month; (v) obligated to cure any defaults under the Sublease of Master Tenant which occurred prior to the termination of the Master Lease, provided, however, that the foregoing shall not release Master Lessor from liability for any default of its obligations under the Lease continuing after the date on which Master Lessor succeeds to Landlord’s interest hereunder, including without limitation any maintenance obligations; or (vi) bound by any covenant to undertake, complete or pay for any improvements to the Subleased Premises other than to the extent set forth in Section 3.5 of the Lease; and (b) Subtenant shall attorn to Master Lessor as its landlord, said attornment to be effective and self-operative without the execution of any further instruments. Master Lessor and Subtenant each hereby agrees to execute an instrument in form and substance reasonably acceptable to both parties acknowledging the continuation of the Sublease for the Subleased Premises as a direct lease for the Subleased Premises on the terms and conditions set forth in this Agreement. In addition, Subtenant shall execute and deliver, upon the request of Master Lessor, an instrument or certificate regarding the status of the Sublease consisting of statements, if true (and if not true, specifying in what respect), in the case of the Sublease by Subtenant (A) that the Sublease is in full force and effect, (B) the amounts and date through which rentals have been paid, (C) the commencement date, rent commencement date and duration of the term of the Sublease, (D) that no default, or state of facts, which with the passage of time, or notice, or both, would constitute a default, exists on the part of either party to the Sublease, and (E) the dates on which payments of additional rent, if any, are due under the Sublease.

5. Sublease Amendments. Master Lessor shall not be bound by any amendment to the Lease unless Master Lessor shall have consented thereto in writing, which consent shall not be unreasonably withheld, conditioned or delayed.

6. Landlord’s Right to Notice and Cure. Subtenant covenants and agrees to: (a) concurrently give Master Lessor the same default and/or termination notices given to Master Tenant under the Sublease at the following address(es) until otherwise specified in writing by Master Lessor: MIT 281-295 Albany Street LLC, c/o MIT Investment Management Company, 238 Main Street, Suite 200, Cambridge, MA 02142, Attention: Managing Director of Real Estate, with a copy to Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, MA 02110, Attention: Colleen P. Hussey, Esq.; (b) provide Master Lessor with at least ten (10) days plus the number of days (and the same opportunities and rights) as are available to Master Tenant under the Sublease to cure any of Master Tenant’s defaults thereunder; and (c) accept Master Lessor’s curing of any of Master Tenant’s defaults under the Sublease as performance by Master Tenant thereunder.

7. Amendments. This Agreement may not be waived, changed, or discharged orally, but only by agreement in writing and signed by Master Lessor, Master Tenant and Subtenant, and any oral waiver, change, or discharge of this Agreement or any provisions hereof shall be without authority and shall be of no force and effect.

8. Revisions to Sublease. Notwithstanding anything contained in this Agreement or the Sublease to the contrary, in the event that the Master Lease is terminated pursuant to the terms thereof, or if Master Tenant rejects the Sublease in the course of a bankruptcy proceeding:

(a) Master Lessor and Master Lessor’s successors and assigns shall have no liability to Subtenant with respect to any representations and warranties on the part of “Landlord” contained in the Sublease (provided that the foregoing shall in no event relieve Master Tenant of any liability to Subtenant with respect to such representations and warranties); and

(b) Master Lessor shall not have any liability or obligations pursuant to the brokerage provision of the Sublease.

9. Security Deposit. If the Master Lease is terminated pursuant to the terms thereof, or if Master Tenant rejects the Sublease in the course of a bankruptcy proceeding, then Master Tenant shall deliver to Master Lessor the cash security deposit and the original letter of credit (including any amendments thereto), if any. In the event that Master Tenant fails to deliver the same, Subtenant shall, at Subtenant’s sole cost and expense, use commercially reasonably efforts (including, without limitation, the payment of any fees required by the issuer of any such letter of credit and the execution of such reasonable documents as Master Lessor may deem necessary) in order to (a) cause Master Tenant to deliver to Master Lessor any cash security deposit, and (b) cause the original letter of credit issued to Master Tenant to be (i) assigned to Master Lessor or (ii) terminated or canceled. If such letter of credit is so terminated or canceled, Master Tenant shall deliver to Master Lessor a new original letter of credit naming Master Lessor as beneficiary and otherwise meeting the requirements set forth in the Sublease.

10. Relation between Master Lessor and Master Tenant. Notwithstanding anything to the contrary contained herein, if at the time that Master Lessor succeeds to the interest of Master Tenant as landlord under the Sublease, Master Tenant controls, is controlled by or is under common control with Master Lessor, then, in such event, Master Lessor agrees that no term, covenant or condition of this Agreement shall be interpreted or enforced by Master Lessor in any manner that would have the effect of amending or modifying the Sublease, releasing Master Lessor from any obligation under the Sublease or otherwise reducing the obligations of the landlord thereunder or increasing the obligations of Tenant thereunder (for example, Section 8(a) above, and the proviso in clause (a) of the first sentence of Section 4 above, shall not be enforced by Master Lessor in such situation).

11. Miscellaneous. This Agreement shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws. If any term of this Agreement or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this Agreement, the application or such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. This Agreement is binding upon and shall inure to the benefit of Master Lessor, Master Tenant and Subtenant, their respective successors and assigns. Each party has cooperated in the drafting and preparation of this Agreement and, therefore, in any construction to be made of this Agreement, the same shall not be construed against either party. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys’ fees and costs. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed as an instrument under seal as of the date first above written.

MASTER LESSOR:

MIT 281-295 ALBANY STREET LLC

By: Massachusetts Institute of Technology, its manager

By: MIT Investment Management Company, its authorized agent

By:
Name:
Title:

MASTER TENANT:

281-295 ALBANY STREET LEASEHOLD LLC

By: Massachusetts Institute of Technology, its manager

By: MIT Investment Management Company, its authorized agent

By:
Name:
Title:

SUBTENANT:

AILERON THERAPEUTICS, INC.

By:
Name:
Title:

[NOTARY BLOCKS TO BE ADDED TO EXECUTION VERSION]